Execution Copy

STOCK PURCHASE AGREEMENT

by and among

VERSAR, INC.,

J.M. WALLER ASSOCIATES, INC.

and

THE SHAREHOLDERS NAMED THEREIN

DATED JUNE 30, 2014

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement is made and entered into as of June 30, 2014, by and among Versar, Inc., a Delaware corporation (the “Purchaser”), J.M. Waller Associates, Inc., a Virginia corporation (the “Company”), Charles W. Scott, a resident of the State of Texas (“Scott”), James W. Emery, Jr., a resident of the Commonwealth of Virginia (“Emery”), and Wendell A. Newton, a resident of the State of Georgia (“Newton”; each of Scott, Emery and Newton is sometimes referred to herein as a “Shareholder” and together as the “Shareholders”). For purposes of this Agreement, the terms contained in Exhibit A shall have the respective meanings set forth therein.

RECITALS

Whereas, the Shareholders own all of the issued and outstanding shares (the “Shares”) of the Company’s common stock, no par value per share (the “Company Common Stock”) as follows:

		Ownership
Shareholder	Shares	Interest
Scott	6,180	63.06%
Emery	2,640	26.94%
Newton	980	10.00%

Total	9,800	100.00%

Whereas, upon the terms and conditions set forth herein, the Shareholders propose to sell to the Purchaser, and the Purchaser proposes to purchase from the Shareholders, all of the Shares in exchange for the consideration set forth herein;

Now, Therefore, in consideration of the respective covenants, agreements and representations and warranties set forth herein, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I
DESCRIPTION OF TRANSACTION

Section 1.1.          Agreement to Purchase and Sell.   Subject to the terms and conditions hereof, at the Closing, the Shareholders shall sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase and acquire from the Shareholders, all right, title and interest in and to the Shares, free and clear of all Encumbrances.

Section 1.2.          Purchase Price.   Subject to adjustment pursuant to Section 1.4, Purchaser shall pay the Shareholders, pro rata in accordance with their respective ownership interests in the Company as of the Closing, up to $13,000,000 in the forms of consideration set forth in Section 1.3 below (the “Purchase Price”).

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Section 1.3.          Payment of Purchase Price.

(a)          On the Closing Date, the Purchaser shall:

(i)          pay or cause to be paid to the Shareholders, pro rata in accordance with each Shareholder’s ownership interest in the Company as of the Closing, cash in an amount equal to $7,000,000 (the “Closing Cash”), of which $750,000 will be retained by the Purchaser (the “Holdback Amount”) to secure any payment obligations of the Shareholders for the adjustment to the Purchase Price, if any, set forth in Section 1.4 below; and

(ii)         issue promissory notes to the Shareholders, pro rata in accordance with each Shareholder’s ownership interest in the Company, with an aggregate principal amount of $6,000,000, maturity dates of January 1, 2019, interest accruing at five percent (5%) per year on the unpaid balance, level quarterly payments of principal and interest based on a four and one-half year amortization schedule, and otherwise in the form of the promissory note set forth as Exhibit B hereto (each a “Closing Note” and together, the “Closing Notes”).

(b)          All payments required under this Section 1.3 or any other provision of this Agreement, if payable to the Shareholders in cash, shall be made by wire transfer of immediately available funds to the bank accounts listed for each Shareholder on Exhibit C or as otherwise designated in writing by the Shareholders’ Representative.

Section 1.4.          Adjustment of Purchase Price.

(a)          Within ninety (90) calendar days following the Closing Date, the Purchaser shall prepare and deliver to the Shareholders’ Representative the Net Working Capital Schedule and its calculation of the Net Working Capital Deficit or Net Working Capital Surplus, if any, based thereon. The Net Working Capital Schedule will include, and be based on, an audited balance sheet for the Company as of the Closing Date prepared in accordance with GAAP, as if it were prepared by the Company in accordance with the Company’s past practices consistently applied (so long as such practices are in accordance with GAAP), as of a fiscal year end, and otherwise in accordance with the policies and procedures set forth on Exhibit D.

(b)          The Shareholders’ Representative shall have thirty (30) calendar days following receipt of the Net Working Capital Schedule delivered pursuant to Section 1.4(a) during which to notify the Purchaser of any dispute of any item contained therein, which notice shall set forth in detail the basis for such dispute. The Purchaser and the Shareholders’ Representative shall cooperate in good faith to resolve any such dispute as promptly as possible. Upon such resolution, the Final Net Working Capital Schedule shall be prepared in accordance with the agreement of the Purchaser and the Shareholders’ Representative and the calculation of the Net Working Capital Deficit or the Net Working Capital Surplus, if any, based thereon shall be final and binding on the parties. In the event the Shareholders’ Representative does not notify the Purchaser of any such dispute within such thirty (30)-day period or notifies the Purchaser within such period that it does not dispute any item contained therein, the Net Working Capital Schedule delivered pursuant to Section 1.4(a) shall constitute the Final Net Working Capital Schedule and the Purchaser’s calculation of the Net Working Capital Deficit or Net Working Capital Surplus, if any, based thereon shall be final and binding on the parties.

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(c)           If the Purchaser and the Shareholders’ Representative are unable to resolve any dispute regarding the Net Working Capital Schedule delivered pursuant to Section 1.4(a) within thirty (30) calendar days following the Purchaser’s receipt of notice of such dispute, such dispute shall be submitted to, and all issues having a bearing on such dispute shall be resolved by Ernst & Young LLP or McGladrey LLP, as jointly selected by the Purchaser and Shareholders’ Representative (the “Accounting Referee”); provided, that, the Accounting Referee shall be Ernst & Young LLP if the parties cannot agree on a selection. In resolving any such dispute, the Accounting Referee shall consider only those items or amounts in the Net Working Capital Schedule as to which the Shareholders’ Representative has disagreed. The Accounting Referee’s determination of the Net Working Capital Schedule and the Net Working Capital Deficit or Net Working Capital Surplus, if any, based thereon shall be final and binding on the parties. The Accounting Referee shall use commercially reasonable efforts to complete its work within thirty (30) calendar days following its engagement. The Shareholders, on the one hand, shall pay one-half (1/2) of all fees and expenses of the Accounting Referee, and the Purchaser, on the other hand, shall pay one-half (1/2) of all fees and expenses of the Accounting Referee.

(d)           Within ten (10) calendar days following the determination of the Final Net Working Capital Schedule:

(i)          if there is a Net Working Capital Deficit that is $750,000 or less, the Purchaser shall satisfy such amount by retaining funds from the Holdback Amount and distributing the balance of the Holdback Amount, if any, together with interest thereon computed at the rate of five percent (5%) per annum, prorated from the Closing Date, to the Shareholders pro rata in accordance with each Shareholder’s ownership interest in the Company as of the Closing;

(ii)          if there is a Net Working Capital Deficit that exceeds $750,000 but is less than $1,000,000, the Purchaser shall satisfy such amount by retaining the entire Holdback Amount, providing a credit to the Shareholders the (“MB Credit”) for the amount of the shortfall, but not to exceed $250,000, and attempting to recoup such MB Credit (at its risk) from the payments received, if any, after the Closing Date from the prime contractor listed on Section 2.9 that would otherwise be payable to the Shareholders, pro rata in accordance with their respective ownership interests in the Company as of the Closing, pursuant to Section 1.3(b);

(iii)         if there is a Net Working Capital Deficit that exceeds $1,000,000, the Purchaser shall satisfy such amount by (i) retaining the entire Holdback Amount, (ii) providing the MB Credit for $250,000 and attempting to recoup such MB Credit (at its risk) from the payments received, if any, after the Closing Date from the prime contractor listed on Section 2.9 that would otherwise be payable to the Shareholders, pro rata in accordance with their respective ownership interests in the Company as of the Closing, pursuant to Section 1.3(b) and (iii) reducing the principal amount of the Closing Notes, pro rata in accordance with each Shareholder’s ownership interest in the Company as of the Closing, by an amount equal to the difference between (x) the Net Working Capital Deficit minus (y) $1,000,000; and

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(iv)        if there is a Net Working Capital Surplus, the Purchaser shall pay to the Shareholders, pro rata in accordance with each Shareholder’s ownership interest in the Company as of the Closing, an amount equal to the Net Working Capital Surplus, and deliver the Holdback Amount, together with interest thereon computed at the rate of five percent (5%) per annum, prorated from the Closing Date, to the Shareholders, pro rata in accordance with each Shareholder’s ownership interest in the Company as of the Closing.

ARTICLE II
Representations and Warranties of the Company and the ShareholderS

The Company and the Shareholders hereby represent and warrant to the Purchaser, as of the date hereof and as of the Closing Date, as set forth below.

Section 2.1.          Organization; Standing and Power; Subsidiaries.

(a)          The Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed in Section 2.1(a) of the Shareholder Disclosure Schedule, which jurisdictions constitute as of the date hereof the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary or advisable.

(b)          Except as set forth in Section 2.1(b)(i) of the Shareholder Disclosure Schedule, the Company has no Subsidiaries. Except as set forth in Section 2.1(b)(ii) of the Shareholder Disclosure Schedule, the Company does not own, nor has it owned in the past five (5) years, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Entity (other than entities that had no operations or assets at any time). Except as set forth in Section 2.1(b)(iii) of the Shareholder Disclosure Schedule, the Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. Neither the Company nor the Shareholder has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the business or affairs of the Company.

Section 2.2.          Articles of Incorporation and Bylaws; Records.   The Company has delivered to the Purchaser true, correct and complete copies of its (a) articles of incorporation and bylaws, including all amendments thereto, (b) stock records and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company (the items described in (a), (b) and (c) above, collectively, the “Company Constituent Documents”). The books of account, stock records, minute books and other records of the Company are accurate and complete in all material respects, and have been maintained in accordance with all applicable Laws and prudent business practices.

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Section 2.3.          Authority; Binding Nature of Agreement.    The Company has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement and any Shareholder Related Agreement to which it is a party, and the execution, delivery and performance by the Company of this Agreement and any Shareholder Related Agreement to which it is a party have been duly authorized by all necessary action on the part of the Company. Each Shareholder has the absolute and unrestricted, right, power, authority and capacity to enter into and perform such Shareholder’s obligations under this Agreement and any Shareholder Related Agreement to which such Shareholder is a party. This Agreement constitutes the legal, valid and binding obligation of the Company and each Shareholder, enforceable against the Company and each Shareholder in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies (the “Bankruptcy and Equity Exception”). Upon the execution and delivery by or on behalf of the Company and/or each Shareholder of each Shareholder Related Agreement to which it/he is a party, such Shareholder Related Agreement will constitute the legal, valid and binding obligation of the Company or the Shareholder, as applicable, enforceable against the Company or the Shareholder, as applicable, in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 2.4.          Absence of Restrictions and Conflicts; Required Consents.    Except as set forth in Section 2.4 of the Shareholder Disclosure Schedule, neither the execution, delivery or performance by the Company or any Shareholder of this Agreement or any of the Shareholder Related Agreements, nor the consummation of the transactions contemplated by this Agreement or any of the Shareholder Related Agreements, will directly or indirectly (with or without the giving of notice or the lapse of time or both):

(a)          contravene, conflict with or result in a violation of any provision of any Company Constituent Document;

(b)          contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or any of the Shareholder Related Agreements or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Company or any Shareholder, or any of the assets owned, used or controlled by the Company, are subject;

(c)          contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company or to any of the assets owned, used or controlled by the Company;

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(d)          contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, or (ii) modify, terminate, or accelerate any right, liability or obligation of the Company under any such Company Contract, or charge any fee, penalty or similar payment to the Company under any such Company Contract; or

(e)          result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company.

Except as set forth in Section 2.4 of the Shareholder Disclosure Schedule, no filing with, notice to or consent from any Person is required in connection with (i) the execution, delivery or performance by the Company or any Shareholder of this Agreement or any of the Shareholder Related Agreements, or (ii) the consummation of any of the other transactions contemplated by this Agreement or any of the Shareholder Related Agreements.

Section 2.5.          Capitalization.

(a)          The authorized capital stock of the Company consists of 9,800 shares of Company Common Stock, of which 9,800 shares have been issued and are outstanding. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable and are owned by the Shareholders. Each Shareholder has good and valid title to, and record and beneficial ownership of, the number of shares of Company Common Stock set forth next to the Shareholder’s name in Section 2.5(a) of the Shareholder Disclosure Schedule, and such Shares are free and clear of all Encumbrances. Other than the Shares listed in Section 2.5(a) of the Shareholder Disclosure Schedule, none of the Shareholders owns any shares of capital stock or other equity security of the Company or any option, warrant, right, call, commitment or right of any kind to have any such shares of capital stock or equity security issued. All of the outstanding Shares of Company Common Stock have been issued and granted in compliance with (i) all applicable securities laws and other applicable Laws, and (ii) all requirements set forth in the Company Constituent Documents and applicable Contracts.

(b)          The Company has no (i) issued or outstanding equity securities of any kind other than Company Common Stock, (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of the Company, (iii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of the Company, (iv) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of the Company, or (v) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. The Company has not issued any debt securities which grant the holder thereof any right to vote on, or veto, any actions by the Company.

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(c)          The Company is not a party to or bound by any, and to the Knowledge of the Company, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company.

Section 2.6.          Company Financial Statements; Undisclosed Liabilities.

(a)          Section 2.6(a) of the Shareholder Disclosure Schedule includes true, correct and complete copies of the following financial statements and notes thereto (collectively, the “Company Financial Statements”):

(i)          the audited balance sheet of the Company as of the fiscal year ended December 31, 2013 (the “FYE 2013 Balance Sheet”), and the statements of income and cash flow for the fiscal year ended December 31, 2013, including footnotes and other presentation items; and

(ii)         the internally prepared balance sheet of the Company as of the five-month period ended May 31, 2014 (the “Interim Balance Sheet”) and the related statements of income and cash flow for the five-month period ended May 31, 2014.

(b)          Each Company Financial Statement: (i) is complete in all material respects and has been prepared (A) in conformity with the books and records of the Company and (B) consistent with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes to such Company Financial Statement); and (ii) fairly presents, in all material respects, the financial position of the Company as of such dates and the results of operations and cash flows of the Company for the periods then ended. No financial statement of any Person is required by GAAP to be included in the Company Financial Statements.

(c)          The books and records of the Company (i) reflect all items of income and expense and all assets and liabilities required to be reflected in the Company Financial Statements consistent with GAAP and (ii) are in all material respects complete and correct. The Company maintains proper and adequate internal accounting controls (including, but not limited to, procedures encompassing cost accounting, estimating, purchasing, proposal and billing) that are in compliance with all requirements of all of the Government Contracts that are applicable to the Company and of applicable government laws and regulations and which provide commercially reasonable assurance that (i) transactions are executed in accordance with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and (iii) accounts, notes and other receivables and inventory are recorded accurately.

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(d)           There are no liabilities or obligations of the Company of any kind whatsoever (whether absolute, accrued, contingent or determined, and whether matured or non-matured), except such liabilities or obligations (i) that are fully reflected or provided for in the FYE 2013 Balance Sheet or the Interim Balance Sheet or the notes thereto, (ii) that have arisen in the ordinary course of business, consistent with past practice, since the date of the Interim Balance Sheet and of a type reflected or provided for in the Interim Balance Sheet or (iii) that have not resulted in and would not, individually or in the aggregate be expected to result in, a loss to the Company in excess of $50,000. Company is not a guarantor nor is it otherwise liable for any obligation (including indebtedness) of any other Person. Except as set forth in Section 2.6(d) of the Shareholder Disclosure Schedule, no current or former shareholder of the Company has any claim against the Company (other than a claim for compensation due in the ordinary course of business).

(e)           The Company has not entered into any off balance sheet financial arrangements, including any transaction involving a hedge or derivative financial instrument.

(f)            Except as set forth in Section 2.6(f) of the Shareholder Disclosure Schedule, the Company has no Closing Date Indebtedness.

Section 2.7.          Absence of Changes.   Except as set forth in Section 2.7 of the Shareholder Disclosure Schedule, since the date of the FYE 2013 Balance Sheet:

(a)           no Material Adverse Effect has occurred and, to the Knowledge of the Company, no event, occurrence, development or state of circumstances or facts has occurred that will, or could reasonably be expected to, have a Material Adverse Effect;

(b)           the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices, other than entering into this Agreement and the agreements and transactions contemplated hereby;

(c)           the Company has not taken or authorized the taking of any of the following:

(i)          formed any subsidiary or acquired any equity interest or other interest in any other Entity;

(ii)         made any capital expenditure outside the ordinary course of business or made any single capital expenditure in excess of $25,000 or capital expenditures exceeding $50,000 in the aggregate;

(iii)        except in the ordinary course of business and consistent with past practice, entered into or become bound by, or permitted any of the assets owned or used by it, other than assets that would not be material, individually or in the aggregate, to the Company, to become bound by, any Company Contract, or amended or terminated, or waived any right under any Company Contract;

(iv)        acquired, leased or licensed any right or other asset from any other Person or sold or otherwise disposed of, leased, licensed or encumbered, any right or other asset to any other Person (except in each case for assets acquired, leased, licensed, encumbered or disposed of by the Company in the ordinary course of business and not having a value, or not requiring payments to be made or received, in excess of $25,000 individually, or $50,000 in the aggregate), or waived or relinquished any material claim or right;

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(v)         repurchased, repaid, or incurred any indebtedness or guaranteed any indebtedness of another Person, guaranteed any debt securities of another Person, entered into any “keep well” or other agreement to maintain any financial statement condition of another Person or entered into any arrangement having the economic effect of any of the foregoing;

(vi)        granted, created, incurred or suffered to exist any Encumbrance on the assets of the Company, other than pursuant to the Company’s bank line of credit, or written down the value of any material asset or investment on the books or records of the Company, except for depreciation and amortization in the ordinary course of business and consistent with past practice;

(vii)       made any loans, advances or capital contributions to, or investments in, any other Person;

(viii)      except as required to comply with applicable Laws or any Contract or Employee Benefit Plan in effect on the date hereof, (A) paid to any Employee, officer, director or independent contractor of the Company any benefit not provided for under any Contract or Employee Benefit Plan in effect on the date hereof, (B) granted any awards under any Employee Benefit Plan, (C) taken any action to fund or in any other way secure the payment of compensation or benefits under any Contract or Employee Benefit Plan, (D) taken any action to accelerate the vesting or payment of any compensation or benefit under any Contract or Employee Benefit Plan, (E) adopted, entered into or amended any Employee Benefit Plan other than offer letters entered into with new Employees in the ordinary course of business consistent with past practice that provide, except as required by applicable Laws, for “at will employment” with no severance benefits or (F) made any material determination under any Employee Benefit Plan that is inconsistent with the ordinary course of business consistent with past practice; or

(ix)         except as required by GAAP or applicable Laws, changed its fiscal year, revalued any of its material assets or made any material changes in financial or tax accounting methods, principles or practices;

(x)          the Company has not amended, cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the ordinary course of business, and has not accelerated collection of accounts receivable outside the ordinary course of business or delayed payment of accounts payable;

(xi)         the Company has not granted any license or sublicense of any rights under or with respect to any material Intellectual Property, other than in the ordinary course of business;

(xii)        there has been no change made or authorized in the Company Constituent Documents which have not been approved in writing by Purchaser, provided, that, all of the Constituent Documents furnished or made available to Purchaser prior to the date hereof shall be deemed to have been so approved;

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(xiii)       the Company has not issued, sold, exchanged, or otherwise disposed of any of its capital stock, granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock, authorized or issued capital stock; granted any registration rights; purchased, redeemed, retired or otherwise acquired any shares of any such capital stock; or declared or made payment of any dividend or other distribution or payment in respect of shares of capital stock, except as set forth in Section 2.7(c)(xiii) of the Shareholder Disclosure Schedule;

(xiv)      the Company has not experienced any material damage, destruction, condemnation, seizure or loss (whether or not covered by insurance) to property;

(xv)       the Company has not made any loan to, or entered into any other transaction outside the ordinary course of business with, any of its directors, officers or Employees;

(xvi)      the Company has not changed any method or principle of accounting except to the extent required by GAAP or as advised by the Company’s independent accountant;

(xvii)     the Company has not made any material Tax election or settled any material Tax liability; or

(xviii)    neither the Company nor any of the Shareholders, directors or officers has agreed to take, or committed to take, any of the actions referred to in Section 2.7(b) or Section 2.7(c) above.

Section 2.8.          Title to and Sufficiency of Assets.

(a)          The Company has good, valid, transferable and marketable title to, or valid leasehold interests in, all of its properties and assets, in each case free and clear of all Encumbrances, except for Permitted Encumbrances.

(b)          The property and other assets owned by the Company or used under enforceable Contracts constitute all of the properties and assets (whether real, personal or mixed and whether tangible or intangible) necessary and sufficient to permit the Company to conduct its business after the Closing in accordance with its past practice and as presently planned to be conducted by the Company.

(c)          Except as set forth on Section 2.8(c) of the Shareholder Disclosure Schedule, to the Knowledge of the Company, immediately following the Closing, all of the assets of the Company (but expressly excluding the Company’s Contracts and real property leases) will be owned, leased or available for use by Purchaser on terms and conditions identical to those under which, immediately prior to the Closing, the Company owns, leases, uses or holds available for use all such assets.

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Section 2.9.          Receivables.   Except as set forth on Section 2.9 of the Shareholder Disclosure Schedule, all accounts receivable of the Company (i) are valid, existing and collectible by the nine (9) month anniversary of the Closing Date in a manner consistent with the Company’s past practice, without resort to legal proceedings or collection agencies, (ii) represent monies due for goods sold and delivered or services rendered in each case in the ordinary course of business and (iii) are not subject to any valid claim for refund or adjustment or any valid defense or right of set-off. There are no disputes regarding the collectability of any such accounts receivable.

Section 2.10.         Bank Accounts.    Section 2.10 of the Shareholder Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution including the name of the bank or financial institution, the account number and the balance as of the date hereof.

Section 2.11.         Real Property.

(a)          The Company does not own and has never owned any real property. The Company is not obligated and does not have an option to acquire an ownership interest in any real property.

(b)          Section 2.11(b) of the Shareholder Disclosure Schedule includes a true, correct and complete list of the Leased Real Property and the leases under which such Leased Real Property is leased, subleased or licensed, including all amendments or modifications to such leases (the “Leases”). The Company has delivered to the Purchaser complete copies of all Leases. The Company is not a party to any lease, sublease, license, assignment or similar arrangement under which it is a lessor, sublessor, licensor or assignor of, or otherwise makes available for use by any third party of, any portion of the Leased Real Property, and, to the Knowledge of the Company, the Company is not in violation of any zoning, building, safety or environmental ordinance, acquisition or requirement or Law applicable to such Leased Real Property. With respect to each Lease, except as set forth on Section 2.11(b) of the Shareholder Disclosure Schedule (i) the Lease is legal, valid, binding, enforceable according to its terms and in full force and effect, (ii) neither the Company nor, to the Knowledge of the Company, any other party to such Lease, is in breach or default under such Lease, and, to the Knowledge of the Company, no event has occurred which, with notice or lapse of time or both, would constitute a material breach or default under such Lease, (iii) each Lease will, to the Knowledge of the Company, continue to be legal, valid, binding, enforceable in accordance with its terms and in full force and effect immediately following the Closing, except as may result from actions that may be taken following the Closing and (iv) the Company does not owe any brokerage commissions or finder’s fees with respect to any such Lease which is not paid or accrued in full.

(c)          To the Knowledge of the Company, no damage or destruction has occurred with respect to any of the Leased Real Property for which the Company is liable. To the Knowledge of the Company, the improvements and fixtures on the Leased Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted.

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(d)          The premises leased pursuant to each Lease are supplied with utilities and other services necessary for the current operation of such premises.

Section 2.12.         Personal Property.

(a)          Except as set forth on Section 2.12(a) of the Shareholder Disclosure Schedule or with other immaterial exceptions, all items of tangible personal property and assets of the Company (i) are free of defects and in good operating condition and in a state of good maintenance and repair, subject to ordinary wear and tear and (ii) were acquired and are usable in the regular and ordinary course of business. Except as set forth in Section 2.12(a) of the Shareholder Disclosure Schedule, all of the material tangible personal property and material assets of the Company are located at the Company’s offices.

(b)          No Person other than the Company owns any equipment or other tangible personal property or asset that is necessary to the operation of the Company’s business, except for the leased equipment, property or assets listed on Section 2.12(b) of the Shareholder Disclosure Schedule and Government Furnished Property.

(c)          Section 2.12(c) of the Shareholder Disclosure Schedule sets forth a true, correct and complete list and general description of each item of tangible personal property of the Company having a book value of more than $5,000.

Section 2.13.         Intellectual Property.

(a)          Section 2.13(a) of the Shareholder Disclosure Schedule contains a true, correct and complete list of all material Company Registered Intellectual Property and all material unregistered Company Intellectual Property. All necessary registration, maintenance and renewal fees currently due in connection with Company Registered Intellectual Property have been made and all necessary documents, recordations and certifications in connection with such Company Registered Intellectual Property have been filed with the relevant Governmental Bodies for the purpose of maintaining such Company Registered Intellectual Property. The licensing by the Company of any Company Registered Intellectual Property has been subject to commercially reasonable quality control.

(b)          The Company owns, or is licensed or otherwise has the right to use, free and clear of any Encumbrances (other than Permitted Encumbrances), all Intellectual Property used in connection with the operation and conduct of its business.

(c)          Section 2.13(c) of the Shareholder Disclosure Schedule sets forth a true, correct and complete list of the Company Proprietary Software. The Company has all right, title and interest in and to all intellectual property rights in the Company Proprietary Software, free and clear of all Encumbrances, except Permitted Encumbrances. No portion of the Company Proprietary Software contains, embodies, uses, copies, comprises or requires the work of any third party.

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(d)          All Company Intellectual Property which the Company purports to own was developed by (i) an Employee working within the scope of his or her employment at the time of such development, or (ii) agents, consultants, contractors, or other Persons who have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company ownership of all Intellectual Property rights in the Company Intellectual Property. To the extent that any Company Intellectual Property has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto and the Company thereby either (i) has obtained ownership of and are the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted) to, all of such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment.

(e)          The Company has not received any written complaint, assertion, threat, demand or other written notice alleging that the Company or any of its products or services has, nor, to the Company’s Knowledge, has the Company or any of its products or services, infringed upon or otherwise violated, or is infringing upon or otherwise violating, the Intellectual Property of any third party. To the Knowledge of the Company, no Person has infringed upon or violated, or is infringing upon or violating, any Company Intellectual Property.

(f)          The Company is not subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation (i) restricting in any manner the use, transfer or licensing by the Company of any of the Company Intellectual Property or (ii) that may affect the validity, use or enforceability of the Company Intellectual Property or any product or service of the Company related thereto.

(g)          The Company has taken reasonable steps to protect its rights in any material Confidential Information and any trade secret or confidential information of third parties used by the Company.

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Section 2.14.         Contracts.

(a)          Section 2.14(a) of the Shareholder Disclosure Schedule identifies or describes all of the Contracts (including, but not limited to, all Contracts relating to Intellectual Property) in effect on the date of this Agreement that provide for continuing obligations by or rights of any party thereto (other than (i) immaterial service and maintenance Contracts entered into in connection with the Company’s office equipment and machinery, for which the obligations under each such Contract described in this clause (i) do not exceed $10,000 per year, (ii) standard commercial software that is licensed to the Company, and (iii) other Contracts for which the aggregate obligations under each such Contract do not exceed $25,000 per year or $50,000 in the aggregate) (collectively, the “Material Contracts”). In addition, Section 2.14(a) of the Shareholder Disclosure Schedule separately identifies all Contracts for which third party consents or waivers must be obtained or notifications made on or prior to the Closing Date in order for such Contracts to continue in effect on the same terms after the Closing Date as are applicable under those Contracts as of the date hereof. The Company has provided Purchaser true and complete copies of all written Material Contracts set forth on Section 2.14(a) of the Shareholder Disclosure Schedule (including any and all amendments and other modifications to such Contracts) and true and correct summaries of all non-written Material Contracts set forth on Section 2.14(a) of the Shareholder Disclosure Schedule (including such oral Contracts related to Intellectual Property). The Contracts listed on Section 2.14(a) of the Shareholder Disclosure Schedule consist of all of the Material Contracts necessary to conduct the Company’s business as currently conducted and are in full force and effect, and are valid, binding, and enforceable in accordance with their terms, subject to the Bankruptcy and Equity Exception. There exists no breach, default or violation on the part of the Company or, to the Knowledge of the Company, on the part of any other party to any Contract (including the Material Contracts) nor has the Company received written or, to the Company’s Knowledge, oral notice of any breach, default or violation to any Contract (including any Material Contracts). Except as identified on Section 2.14(a) of the Shareholder Disclosure Schedule the Company has not received written or, to the Company’s Knowledge, oral notice of an intention by any party to any Material Contract that provides for a continuing obligation by any party thereto on the date hereof to terminate such Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Company. The Company has not waived any material rights under any Material Contract. To the Knowledge of the Company, no event has occurred which either entitles, or would, with notice or lapse of time or both, entitle any party to any Material Contract (other than the Company) to declare breach, default or violation under any such Material Contract or to accelerate, or which does accelerate, the maturity of any indebtedness of the Company under any such Material Contract. There are no existing powers of attorney executed on behalf of the Company.

(b)          (i)          Section 2.14(b)(i) of the Shareholder Disclosure Schedule lists all Government Contracts (except for task orders, delivery orders and purchase orders pursuant to Government Contracts), which are in effect on the date of this Agreement or were in effect at any time in the past five (5) years, and with respect to each such listed Government Contract, Section 2.14(b)(i) of the Shareholder Disclosure Schedule accurately lists: (A) the contract name; (B) the award date; (C) the customer; (D) the contract end date; (E) the contract ceiling; (F) the contract’s current funded value; and (G) as applicable, based on one or more of the solicitation, proposal, award documents or the Company’s most recent certification, whether the current Government Contract was awarded as a set-aside based on the Company’s small business status, small disadvantaged business status, service disabled veteran owned status, protégé status, or other preferential status. Attached to Section 2.14(b)(i) of the Shareholder Disclosure Schedule is the “contract data sheet” for each current Government Contract listed on Section 2.14(b)(i) of the Shareholder Disclosure Schedule.

(ii)         Section 2.14(b)(ii) of the Shareholder Disclosure Schedule lists the Company’s current project charge codes, and with respect to each such charge code, Section 2.14(b)(ii) of the Shareholder Disclosure Schedule accurately lists: (A) the customer; (B) the customer’s contract number corresponding to the charge code; (C) the customer’s order number; (D) the Company’s internal project charge code number; (E) the corresponding project name; (F) the end date; (G) inception to May 31, 2014 funding; (H) inception to May 31, 2014 revenue received; (I) the contract’s ceiling; and (J) payments due as of thirty (30) days or more prior to the date of this Agreement for work previously performed and billed. Section 2.14(b)(ii) of the Shareholder Disclosure Schedule also indicates the basis for billing with respect to the charge codes that represent fixed price task orders.

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(iii)        Section 2.14(b)(iii) of the Shareholder Disclosure Schedule lists all Government Bids, including task order bids under current Government Contracts, submitted by the Company and for which no award has been made thirty (30) days or more prior to the date of this Agreement, and with respect to each such Government Bid, Section 2.14(b)(iii) of the Shareholder Disclosure Schedule accurately lists: (A) the customer agency and title; (B) the request for proposal (RFP) number or, if such Government Bid is for a task order under a prime contract, the applicable prime contract number, (C) the date of proposal submission; (D) the expected award date, if known; (E) the estimated period of performance; (F) the estimated value based on the proposal, if any; and (G) whether such Government Bid is premised on the Company’s small business status, small disadvantaged business status, protégé status, or other preferential status. All Government Bids listed on Sections 2.14(b)(iii) of the Shareholder Disclosure Schedule: were submitted in the ordinary course of business; were based on assumptions believed by the management of the Company to be reasonable; and, to the Knowledge of the Company, (x) as of the date of such Government Bid, were capable of performance by the Company in accordance with the terms and conditions of such Government Bid without a financial loss to the Company (based on the Company’s then current overhead and indirect charges) and (y) no material change has occurred since the date of such Government Bid that could reasonably be expected to cause a material financial loss to the Company (based on the Company’s current overhead and indirect charges) as a result of performance by the Company in accordance with the terms and conditions of such Government Bid.

(c)          The Company has delivered to Purchaser true and complete copies of all Government Contracts (other than terms incorporated therein by reference), including any and all amendments and other modifications thereto, and of all Government Bids and provided access to Purchaser to true and correct copies of all documentation related thereto requested by Purchaser. Except as set forth on Section 2.14(c) of the Shareholder Disclosure Schedule, (i) the Company has not received written or, to the Company’s Knowledge, oral notification of cost, schedule, technical or quality problems that could reasonably result in claims against the Company (or any successors in interest) by a Governmental Body, a prime contractor or a higher-tier subcontractor; (ii) to the actual knowledge of any Shareholder, John K. Borland, Arnie Ostrovsky or James Trimble, there are no Government Contracts pursuant to which the Company is reasonably likely to experience cost, schedule, technical or quality problems that could reasonably be expected to result in claims against the Company (or any successors in interest) by a Governmental Body, a prime contractor or a higher-tier subcontractor; (iii) to the Knowledge of the Company, all of the Government Contracts were legally awarded, are binding on the parties thereto, and are in full force and effect; (iv) to the Knowledge of the Company, the Government Contracts are not currently the subject of bid or award protest proceedings; and (v) no Person has notified the Company in writing or, to the Company’s Knowledge, orally that any Governmental Body, prime contractor or higher-tier subcontractor under a Government Contract intends to seek the Company’s agreement to lower rates under any of the Government Contracts or Government Bids, including but not limited to any task order under any Government Bids.

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(d)          Except as set forth on Section 2.14(d) of the Shareholder Disclosure Schedule: (i) the Company has complied in all material respects with the terms and conditions of each Government Contract and Government Bid to which it is a party, and has performed in all material respects all obligations required to be performed by it thereunder; (ii) the Company has complied in all material respects with all statutory and regulatory requirements where and as applicable to each of the Government Contracts and Government Bids, including all Government Contract Laws; (iii) the representations, certifications, and warranties made by the Company with respect to the Government Contracts or Government Bids were accurate in all respects as of their effective date, and the Company has fully complied with all such certifications; (iv) no termination for default, cure notice or show cause notice, or similar notice, either in writing or, to the Company’s Knowledge, orally, has been issued or threatened and remains unresolved with respect to any Government Contract or Government Bid; (v) no written past performance evaluation received by the Company with respect to any such Government Contract has set forth a default or other failure to perform thereunder or termination or default thereof; (vi) there has not been any material withholding or set-off, nor has there been any attempt to materially withhold or set-off, any money due under any Government Contract; and (vii) all invoices and claims (including requests for progress payments and provisional costs payments) submitted under each Government Contract were current, accurate and complete in all material respects as of their submission date.

(e)           Except as set forth in Section 2.14(e) of the Shareholder Disclosure Schedule, the Company has not engaged in or been charged with, or received or been advised in writing or, to the Company’s Knowledge, orally of any charge, investigation, claim or assertion of right arising under any Laws, including any Government Contract Laws, nor has the Company or any of its directors, officers or Employees been subject to any criminal indictment or information, lawsuit, subpoena, civil investigative demand, discovery request, administrative proceeding, voluntary disclosure, claim, dispute, mediation or arbitration with regard to, any material violation of any requirement pertaining to a Government Contract or Government Bid, including material violations of any Government Contract Laws, nor has the Company conducted any internal investigation in connection with any facts or circumstances that could reasonably be expected to constitute any such material violation on its own or with the assistance of any legal counsel, auditor, accountant or investigator outside the Company.

(f)          Except as set forth in Section 2.14(f) of the Shareholder Disclosure Schedule, with respect to the Government Contracts, no Governmental Body, prime contractor or higher-tier subcontractor under a Government Contract or any other Person has notified the Company, either in writing or, to the Knowledge of the Company, orally, of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification that could reasonably be expected to cause the Company to incur a loss in excess of $50,000.

(g)          Except as set forth in Section 2.14(g) of the Shareholder Disclosure Schedule, the Company has not taken any action or is a party to any pending litigation that could reasonably be expected to give rise to (i) liability under the False Claims Act; (ii) a claim for price adjustment under the Truth in Negotiations Act; or (iii) any other request for a reduction in the price of any Government Contract, including but not limited to claims based on actual or alleged defective pricing. To the Knowledge of the Company, there exists no basis for a claim of any liability of the Company by any Governmental Body as a result of defective cost and pricing data submitted to any Governmental Body. The Company is not participating in any pending claim and the Company is unaware of any potential claim under the Contract Disputes Act against the United States Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Bid.

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(h)          Each representation and/or certification made by the Company that it was a small business concern, service disabled veteran owned business and/or was qualified for other preferential status in each of its Government Contracts and Government Bids was current and accurate as of its effective date.

(i)          Except as set forth on Section 2.14(i) of the Shareholder Disclosure Schedule, (i) no Government Contract has been terminated for default in the past seven (7) years; and (ii) the Company has not received any written or, to the Knowledge of the Company, oral notice terminating any current Government Contract for convenience or indicating an intent to terminate any of current Government Contracts for convenience.

(j)          Except as set forth on Section 2.14(j) of the Shareholder Disclosure Schedule, the Company has not received any written or, to the Knowledge of the Company, oral notice of any outstanding claims or contract disputes to which the Company is a party relating to the Government Contracts or Government Bids and involving either a Governmental Body, any prime contractor, any higher-tier subcontractor, vendor or any third party.

(k)          Except as set forth in Section 2.14(k) of the Shareholder Disclosure Schedule, neither the Company nor any Shareholder or any of the Company’s current directors or current officers has ever been, or is currently, debarred, suspended, proposed for suspension or debarment from bidding on any Government Contract, declared non-responsible or ineligible, or otherwise excluded from participation in the award of any Government Contract or for any reason been listed on the List of Parties Excluded from Federal Procurement and Non-procurement Programs. To the Company’s Knowledge, none of the Company’s employees is currently suspended or debarred. No debarment, suspension or exclusion proceeding has ever been initiated or, to the Knowledge of the Company, threatened against the Company.

(l)          No negative determination of responsibility has been issued against the Company during the last seven (7) years with respect to any quotation, bid or proposal submitted to a Governmental Body.

(m)          Except as set forth on Section 2.14(m) of the Shareholder Disclosure Schedule, since January 1, 2008 (i) the Company has not undergone and, to the Knowledge of the Company, is not undergoing any audit, inspection, survey or examination of records by any Governmental Body relating to any Government Contract; (ii) the Company has not received written or, to the Knowledge of the Company, oral notice of, and the Company has not undergone any investigation or review relating to any Government Contract; (iii) no such audit, review, inspection, investigation, survey or examination of records is, to the Knowledge of the Company, threatened; (iv) the Company has not received any official written notice that it is or was being specifically audited or investigated by the General Accounting Office, the DCAA, any state or federal agency Inspector General, the contracting officer with respect to any Government Contract, or the Department of Justice (including any United States Attorney); and (v) the Company has not received any written or, to the Knowledge of the Company, oral notice that any audit, review, inspection, investigation, survey or examination of records described in Section 2.14(m) of the Shareholder Disclosure Schedule, has revealed any fact, occurrence or practice which could reasonably be expected to cause the Company to incur a loss in excess of $50,000.

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(n)          The Company has not, at any time during the last seven (7) years, made any disclosure to any Governmental Body or other customer or prime contractor or higher-tier subcontractor related to any suspected, alleged or possible violation of a contract requirement, any apparent or alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid, or any violation of law or regulation.

(o)          All indirect and general and administrative rates are being billed consistent with DCAA-approved rates or provisional rate agreements.

(p)          Except as set forth on Sections 2.14(p) of the Shareholder Disclosure Schedule, as of the date of this Agreement, no active and currently funded Government Contract has incurred or, to the Knowledge of the Company, currently projects losses or cost overruns, based on the Company’s current overhead and indirect charges, in an amount exceeding $10,000 per individually funded order (task order, delivery order, etc.) over the remaining period of performance for such Government Contract. No payment has been made by the Company, or by a Person acting on the Company’s behalf, to any Person (other than to any bona fide employee or agent of the Company, as defined in subpart 3.4 of the FAR) which is or was improperly contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement law or regulation or any other Laws. The Company is not subject to any “forward pricing” agreements.

(q)          Except as set forth on Sections 2.14(r) of the Shareholder Disclosure Schedule, the Company has not assigned or otherwise conveyed or transferred, or agreed to assign, to any Person, any Government Contracts, or any account receivable relating thereto, whether a security interest or otherwise.

(r)          Except as set forth on Sections 2.14(r) of the Shareholder Disclosure Schedule, the Company has reached agreement with the cognizant government audit agency approving and “closing” all Indirect Costs charged to Government Contracts for the years 2005 through 2008.

(s)          No material personal property, equipment or fixtures are loaned, bailed or otherwise furnished to the Company by or on behalf of the United States Government, except as provided pursuant to applicable Government Contracts.

(t)          The Company certifies that (i) no written claims, or claims threatened in writing, have been received by the Company with respect to express warranties and guarantees contained in Government Contracts on products or services provided by the Company; (ii) no such claims have been made against the Company in the past seven (7) years; and (iii)  no amendment has been made to any written warranty or guarantee contained in any Government Contract that would reasonably be expected to result in the Company incurring a loss in excess of $50,000, individually or in the aggregate.

(u)          Except to the extent prohibited by applicable Law, Sections 2.14(u) of the Shareholder Disclosure Schedule sets forth all facility security clearances held by the Company.

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Section 2.15.         Compliance with Laws; Governmental Authorizations.

(a)          Except as set forth in Section 2.15(a) of the Shareholder Disclosure Schedule, the Company and each Shareholder have complied in all material respects with all Laws (exclusive of Laws relating to all of its import and/or export activities, which are addressed in Section 2.15(b) hereof) of any Governmental Body applicable to the Company, any Shareholder, the Shares, the Company’s business and the assets of the Company. Specifically, but without limitation, the Company and each Shareholder have, in the conduct of the Company’s business, complied in all material respects with all applicable Laws relating to the employment of labor, including those concerning wages, hours, equal employment opportunity, pension and welfare benefit plans (including ERISA, and the payment of Social Security and similar taxes), and the Company is not liable for any arrearages of wages or any tax penalties due to any failure to comply with any of the foregoing.

(b)          The Company and each Shareholder have, in the conduct of the Company’s business, complied in all material respects with all Laws relating to all of its import and/or export activities, including without limitation those Laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 Code of Federal Regulations (“CFR”), Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-129; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599; and any other U.S. governmental agency or entity with authority to regulate the Company, the Shareholders, the Shares, Company’s business and the Company’s assets.

(c)          Section 2.15(c) of the Shareholder Disclosure Schedule identifies each Governmental Authorization held by the Company, and the Company and the Shareholders have delivered, or caused to be delivered, to the Purchaser true, correct and complete copies of all such Governmental Authorizations. The Governmental Authorizations held by the Company are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted and as presently planned to be conducted by the Company. The Company is in compliance with the terms and requirements of the respective Governmental Authorizations held by it. The Company has not received any notice or other communication from any Governmental Body regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

Section 2.16.         Tax Matters.

(a)          All Tax Returns due to have been filed by the Company through the date hereof in accordance with all applicable Laws (pursuant to an extension of time or otherwise) have been duly filed and are true, correct and complete in all respects. Section 2.16(a) of the Shareholder Disclosure Schedule contains a true, correct and complete list of all jurisdictions (whether foreign or domestic) in which the Company does or is required to file Tax Returns. No written claim has ever been made by a Governmental Body in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation or to a requirement to file Tax Returns in that jurisdiction. Company has delivered to Purchaser true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies for Company’s past three years, or transactions consummated in the last forty-eight (48) months.

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(b)          All Taxes, deposits and other payments for which the Company has liability (whether or not shown on any Tax Return) have been paid in full or are accrued as liabilities for Taxes on the books and records of the Company.

(c)          The amounts so paid, together with all amounts accrued as liabilities for Taxes (including Taxes accrued as currently payable but excluding any accrual to reflect timing differences between book and Tax income) on the books of the Company, shall be adequate based on the tax rates and applicable Laws in effect to satisfy all liabilities for Taxes of the Company in any jurisdiction through the Closing Date, including Taxes accruable upon income earned through the Closing Date.

(d)          There are not now any extensions of time in effect with respect to the dates on which any Tax Returns were or are due to be filed by the Company.

(e)          All Tax deficiencies asserted as a result of any examination by a Governmental Body of a Tax Return of the Company have been paid in full, accrued on the books of the Company, as applicable, or finally settled and, to the Knowledge of the Company, no issue has been raised in any such examination that, by application of the same or similar principles, reasonably could be expected to result in a proposed Tax deficiency for any other period not so examined.

(f)          No claims have been asserted and no written proposals or deficiencies for any Taxes of the Company are being asserted, proposed or, to the Knowledge of the Company, threatened, and, to the Knowledge of the Company, no audit or investigation of any Tax Return of the Company is currently underway, pending or threatened.

(g)          The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor or shareholder thereof or other third party.

(h)          There are no outstanding waivers or agreements between any Governmental Body and the Company for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notices of proposed reassessment of any property owned or leased by the Company or any other matter pending between the Company and any Governmental Body.

(i)          The Company is not a party to or bound by any Tax allocation or sharing agreement.

(j)          The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the transactions contemplated by this Agreement.

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(k)          The Company is not, and has not been, a member of an “affiliated group” of corporations (within the meaning of Section 1504 of the Code) filing a consolidated federal income tax return (other than a group the common parent of which was the Company).

(l)          The Company is, and has at all times been, in compliance with the provisions of Section 6011 of the Code relating to tax shelter disclosure, registration and list maintenance and with the Treasury Regulations thereunder. The Company has not, at any time, engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Sections 1.6011-4(b)(2) or 301.6111-2(b)(2), and no IRS Form 8886 has been filed with respect to the Company nor has the Company entered into any tax shelter or listed transaction with the sole or dominant purpose of the avoidance or reduction of a Tax liability with respect to which there is a significant risk of challenge of such transaction by a Governmental Body.

(m)          The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period after the Closing Date as a result of any (i) change in method of accounting for a Tax period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date.

(n)          The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o)          There are no Encumbrances for Taxes upon the assets or properties of Company, except for statutory Encumbrances for current Taxes not yet due, and there are no claims relating to Taxes that, if adversely determined, would result in any Encumbrance on any of the assets or properties of Company.

(p)          Company owns no interest and has owned no interest since Company’s inception, directly or indirectly, of any Person treated as a partnership for Tax purposes.

(q)          The Company and the Shareholders have made a valid election under Section 1362 of the Code (or its equivalent) and similar provisions of the applicable state laws (where required or allowed) to be taxed as an “S” corporation for all tax years since June 14, 1993. At all times since the effective date of the “S” corporation election under Section 1362 of the Code, the Company has qualified as a small business corporation and no action has been taken or fact exists that would cause a termination of the Company’s status as an “S” corporation under Section 1362 of the Code, other than the consummation of the transactions contemplated by this Agreement.

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Section 2.17.         Employee Benefit Plans.

(a)          Section 2.17(a) of the Shareholder Disclosure Schedule contains a true, correct and complete list of each Company Benefit Plan and ERISA Affiliate Plan.

(b)          With respect to each Company Benefit Plan and ERISA Affiliate Plan identified on Section 2.17(a) of the Shareholder Disclosure Schedule, the Company has heretofore delivered to the Purchaser true, correct and complete copies of the current plan documents and any amendments thereto (or, in the event the plan is not written, a written description thereof), any related trust, insurance contract or other funding vehicle, any reports or summaries required under all applicable Laws, including ERISA or the Code, the most recent determination or opinion letter received from the Internal Revenue Service (“IRS”) with respect to each current Company Benefit Plan or ERISA Affiliate Plan intended to qualify under Code Section 401, nondiscrimination and coverage tests for the most recent three (3) full plan years, the three (3) most recent annual reports (Form 5500) filed with the IRS and financial statements (if applicable), the three (3) most recent actuarial reports or valuations (if applicable) and such other documentation with respect to any Company Benefit Plan or ERISA Affiliate Plan (whether current or not) as is reasonably requested by the Purchaser.

(c)          With respect to each Company Benefit Plan, (i) there has not occurred any non-exempt “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA that would subject the Company or the Purchaser to any material liability, and (ii) to the Knowledge of the Company, no fiduciary (within the meaning of Section 3(21) of ERISA) of any Company Benefit Plan that is subject to Part 4 of Title I of ERISA has committed a breach of fiduciary duty that would subject the Company or the Purchaser to any liability. The Company has not incurred any excise taxes under Chapter 43 of the Code and nothing has occurred with respect to any Company Benefit Plan that would reasonably be expected to subject the Company or the Purchaser to any such taxes. The transactions contemplated by this Agreement will not trigger any Taxes under Section 4978 of the Code. No Company Benefit Plan or ERISA Affiliate Plan is or was subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, and no Company Benefit Plan or ERISA Affiliate Plan is or was a “defined benefit plan” (as defined in Section 414(j) of the Code), “multiemployer plan” (as defined in Section 3(37) of ERISA), a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or a “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA), nor have the Company or any of its ERISA Affiliates ever sponsored, maintained, contributed to, or had any liability or obligation with respect to, any such Company Benefit Plan or ERISA Affiliate Plan.

(d)          Each Company Benefit Plan or ERISA Affiliate Plan has been established, registered, qualified, invested, operated and administered in all material respects in accordance with its terms and in compliance with all Applicable Benefit Laws. The Company has performed and complied in all material respects with all of its obligations under or with respect to the Company Benefit Plans. The Company has not incurred any liability to the Company in excess of $50,000 with respect to any Company Benefit Plan or any ERISA Affiliate Plan, including any liability, tax, penalty or fee under any Applicable Benefit Law (other than to pay premiums, contributions or benefits in the ordinary course of business consistent with past practice). There are no current or, to the Knowledge of the Company, threatened or reasonably foreseeable Encumbrances on any assets of any Company Benefit Plan or ERISA Affiliate Plan.

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(e)          Each Company Benefit Plan or ERISA Affiliate Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code and the trusts maintained thereunder that are intended to be exempt from taxation under Section 501(a) of the Code has received a favorable determination or opinion letter with respect to all Applicable Benefits Laws on which the IRS will issue a favorable determination letter on its qualification, and nothing has occurred subsequent to the date of such favorable determination letter that could reasonably be expected to cause the loss of any such qualification.

(f)          There is no pending or, to the Knowledge of the Company, threatened complaint, claim, charge, suit, audit, investigation, citation or other formal proceeding or action of any kind with respect to any Company Benefit Plan or ERISA Affiliate Plan (other than a routine claim for benefits in accordance with such Company Benefit Plan’s or ERISA Affiliate Plan’s claims procedures and that have not resulted in any litigation).

(g)          All contributions and premium payments (including all employer contributions and employee salary reduction contributions) that are due with respect to each Company Benefit Plan have been made within the time periods prescribed by ERISA and the Code, and all contributions and premium payments for any period ending on or before the Closing Date that are an obligation of the Company and not yet due have either been made to such Company Benefit Plan, or have been accrued on the Company Financial Statements.

(h)          With respect to each Company Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), except as set forth on Section 2.17(h) of the Shareholder Disclosure Schedule, all claims incurred by the Company are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with a health maintenance organization (an “HMO”), pursuant to which the HMO bears the liability for claims, or (iii) reflected as a liability or accrued for on the Company Financial Statements. Except as set forth on Section 2.17(h) of the Shareholder Disclosure Schedule, no Company Benefit Plan provides or has ever provided benefits, including death, medical or health benefits (whether or not insured), after an Employee’s termination of employment, and the Company has no liabilities (contingent or otherwise) with respect thereto other than (A) continuation coverage required pursuant to Section 4980B of the Code and Part 6 of Title I of ERISA, and the regulations thereunder, and any other Applicable Benefit Laws, (B) death benefits or retirement benefits under any employee pension benefit plan, (C) deferred compensation benefits, reflected as liabilities on the Company Financial Statements, or (D) benefits the full cost of which is borne by the current or former Employee (or the Employee’s beneficiary).

(i)          The transactions contemplated by this Agreement will not result (either alone or in combination with any other event) in (i) any payment of, or increase in, remuneration or benefits, to any Employee, officer, director or consultant of the Company, (ii) any cancellation of indebtedness owed to the Company by any Employee, officer, director or consultant of the Company, (iii) the acceleration of the vesting, funding or time of any payment or benefit to any Employee, officer, director or consultant of the Company or (iv) any “parachute payment” within the meaning of Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

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(j)          The Company has not announced or entered into any plan or binding commitment to (i) create or cause to exist any additional Company Benefit Plan, or (ii) adopt, amend or terminate any Company Benefit Plan, other than any amendment required by Applicable Benefit Laws or in the ordinary course of business.

(k)          Section 2.17(k) of the Shareholder Disclosure Schedule identifies each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance, including IRS Notice 2005-1 (each a “NQDC Plan”). With respect to each NQDC Plan, it either (A) has been operated in compliance with Code Section 409A since January 1, 2009, or (B) does not provide for the payment of any benefits that have or will be deferred or vested after January 1, 2009 and since January 1, 2009, it has not been “materially modified” within the meaning of Section 409A of the Code and associated Treasury Department guidance, including IRS Notice 2005-1, Q&A 18.

(l)          To the Knowledge of the Company, excluding any workers’ compensation, disability and other benefits required by applicable Law, and subject to any advance notice requirements in the Company Benefit Plan delivered to Purchaser, (i) neither Company nor any ERISA Affiliate is subject to any legal obligation to continue any Benefit Plan and (ii) any such Benefit Plan may, without the consent of any employee, beneficiary or other party, be amended in any respect or terminated in accordance with applicable Law and the Company Plan documents, either before or after the Closing Date.

Section 2.18.         Employee Matters.

(a)          Section 2.18(a)(1) of the Shareholder Disclosure Schedule contains a true, correct and complete list of all Employees as of the date hereof, and accurately reflects their salaries, any other compensation payable to them pursuant to bonus, deferred compensation and commission arrangements, their dates of employment and their positions. All of the Employees are employed for no specific term or period of time. Section 2.18(a)(2) of the Shareholder Disclosure Schedule lists all Employees who are not citizens or permanent residents of the United States and identifies the visa or other similar permit under which such Employee is working and the dates of issuance and expiration of such visa or other similar permit.

(b)          Section 2.18(b) of the Shareholder Disclosure Schedule identifies each Employee who is not fully available to perform work because of disability or other leave and sets forth the nature of such leave (STD, LTD or workers compensation related injury) and, to the Company’s Knowledge, the anticipated date of return to full service.

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(c)          Section 2.18(c) of the Shareholder Disclosure Schedule contains a true, correct and complete list of all independent contractors (excluding attorneys and accountants) used by the Company as of the date hereof, specifying the name of the independent contractor, type of services provided, fees paid to such independent contractor for calendar year 2013 and from January 1, 2014 through May 31, 2014, work location and address. Each independent contractor listed on Section 2.18(c) has the requisite Governmental Authorizations required to provide the services such independent contractor provides the Company.

(d)          To the Company’s Knowledge, the Company is, and has at all times been, in compliance in all material respects with all applicable Laws and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including Laws for job applicants and employee background checks, meal and rest period for Employees, accrual and payment of vacation pay and paid time off, classifying Employees as exempt or non-exempt, crediting all non-exempt Employees for all hours worked, deductions from final pay of all terminated Employees and classifying independent contractors.

(e)          Neither the Company nor any Shareholder has made any legally enforceable written or verbal commitments to any officer, employee, former employee, consultant or independent contractor of the Company with respect to compensation, promotion, retention, termination, severance or similar matter in connection with the transactions contemplated hereby.

Section 2.19.         Labor Matters.

(a)          To the Knowledge of the Company, no Employee, since becoming an Employee, has been, or currently is, represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board (including the NLRB) or certified or voluntarily recognized by any other Governmental Body. The Company is not or has never been a signatory to a collective bargaining agreement with any trade union, labor organization or similar group. To the Knowledge of the Company, no representation election petition or application for certification has been filed by employees of the Company or is pending with the NLRB or any other Governmental Body and no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization or group involving employees of the Company has occurred, is in progress or is threatened.

(b)          The Company is in compliance in all material respects with all Labor Laws. Except as set forth on Section 2.19(b) of the Shareholder Disclosure Schedule, no citations, claims, complaints, grievances, charges, disputes, proceedings, examinations, audits, inquiries, investigations or other actions are pending or, to the Knowledge of the Company, threatened under the Labor Laws with respect to the Company. The Company has good labor relations. To the actual knowledge of the Shareholders: (i) the consummation of the transactions contemplated by this Agreement will not have a material adverse effect on the Company’s labor relations, and (ii) none of the Employees with an annual base salary in excess of $75,000 has indicated, at any time within the preceding ninety (90) days, an intent to terminate his or her employment with the Company.

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(c)          The Company has never effectuated (i) a “plant closing” (as defined in the WARN) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or (ii) a “mass layoff” (as defined in the WARN) affecting any site of employment or facility of the Company. The Company has not been affected by any transaction or engaged in layoffs, terminations or relocations sufficient in number to trigger application of any state, local or foreign law or regulation similar to the WARN. None of the Employees has suffered an “employment loss” (as defined in the WARN) in the ninety (90) calendar days prior to the date hereof. Except as set forth on Section 2.19(c) of the Shareholder Disclosure Schedule, no wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between the Company and any of its employees is pending or, to the Knowledge of the Company, threatened against the Company under any applicable Law.

(d)          Except as set forth on Section 2.19(d) of the Shareholder Disclosure Schedule, to the Knowledge of the Company, the Company has maintained and currently maintains adequate insurance as required by applicable Law with respect to workers’ compensation claims and unemployment benefits claims. The Company has provided the Purchaser with a copy of its policies of for providing leaves of absence under FMLA and their FMLA notices.

Section 2.20.         Environmental Matters.

(a)          The Company is in material compliance with all applicable Environmental Laws, which compliance includes the possession by the Company of all Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. All Governmental Authorizations currently held by any of the Company pursuant to Environmental Laws are identified in Section 2.20(a) of the Shareholder Disclosure Schedule.

(b)          The Company has not received any written or, to the Knowledge of the Company, oral notice, whether from a Governmental Body, citizens group, Employee or otherwise, that alleges that the Company is not in material compliance with any Environmental Law.

(c)          To the Knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any written notice, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in material compliance with any Environmental Law.

(d)          Section 2.20(d) of the Shareholder Disclosure Schedule sets forth a true, correct and complete list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and/or audits relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Body or other third party) which were issued or conducted during the past five (5) years and which the Company has possession of or access to. A complete and accurate copy of each such document has been provided to the Purchaser.

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(e)          The Company has not entered into or agreed to enter into, nor has any present intent to enter into, any consent decree or order, and the Company is not subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Materials of Environmental Concern under, any applicable Environmental Law.

(f)          There are no investigations, inquiries, administrative proceedings, actions, suits, claims or other legal proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Shareholder under or relating to Environmental Laws including, without limitation, those that relate to the Release of any Material of Environmental Concern from any plant, facility, site, area or property currently or previously owned or leased by the Company.

(g)          Except as could not reasonably be expected to result in material liability to the Company under applicable Environmental Laws, no improvement or equipment included in the property or assets of the Company contains any asbestos, polychlorinated biphenyls, underground storage tanks, open or closed pits, sumps or other containers on or under any property or asset. Except as could not reasonably be expected to result in material liability to the Company under applicable Environmental Laws, the Company has not imported, received, manufactured, produced, processed, labeled, or shipped, stored, used, operated, transported, treated or disposed of any Materials of Environmental Concern other than in material compliance with all Environmental Laws.

Section 2.21.         Insurance.   Section 2.21 of the Shareholder Disclosure Schedule sets forth a true, correct and complete list of all insurance policies and fidelity bonds for the current policy year relating to the Company and its Employees, officers and directors. The Company maintains, and has maintained, policies of insurance covering such risk and events, including personal injury, property damage and general liability, in amounts that are adequate, in light of prevailing industry practices, for its business and operations. The Company has not received notice of termination or cancellation of any such policy. The Company has not reached or exceeded its policy limits for any insurance policy in effect at any time during the past five (5) years. All premiums required to be paid with respect thereto covering all periods up to and including the Closing Date have been or will be paid in a timely fashion. There has been no lapse in coverage under such policies or failure of payment that will cause coverage to lapse. The Company does not have any obligation for retrospective premiums for any period prior to the Closing Date. All such policies are in full force and effect and will remain in full force and effect up to and including the Closing Date, unless replaced with comparable insurance policies having comparable or more favorable terms and conditions. There are no claims pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.

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Section 2.22.         Transactions with Certain Persons. Except as set forth on Section 2.22 of the Shareholder Disclosure Schedule, none of the Shareholders, nor any officer or director of the Company, nor any member of any such individual’s immediate family (whether directly or indirectly through an Affiliate of such Person) is presently, or within the past three (3) years has been, a party to any transaction with the Company, including without limitation, any Contract or other arrangement (i) providing for the furnishing of services by (other than as officers, directors or Employees of the Company); (ii) providing for the rental of real or personal property; or (iii) otherwise requiring payments to (other than for services or expenses as directors, officers or Employees of the Company in the ordinary course of business consistent with past practice), any such individual or any corporation, partnership, trust or other entity in which any such individual has any interest, including without limitation, as a shareholder, officer, director, trustee or partner; provided that, for the avoidance of doubt, the foregoing shall not apply to any transaction or arrangement between a Shareholder and a corporation, partnership, trust or other entity which is unrelated to the Company’s business. Other than Contracts listed on Section 2.22 of the Shareholder Disclosure Schedule, the Company does not have outstanding any Contract or other arrangement or commitment with any Shareholder or any director, officer, Employee, trustee or beneficiary of the Company. Except as set forth on Section 2.22 of the Shareholder Disclosure Schedule, the assets of the Company do not include any receivable or other obligation from any Shareholder or any director, officer, Employee, trustee or beneficiary of the Company and the liabilities of the Company do not include any payable or other obligation or commitment to any such Person.

Section 2.23.         Legal Proceedings; Orders.

(a)          Except as set forth on Section 2.23(a) of the Shareholder Disclosure Schedule, there is no pending Legal Proceeding, and to the Knowledge of the Company, no Person is currently threatening to commence any Legal Proceeding (i) that involves any Shareholder, (ii) that involves the Company its directors or officers, its business, the Shares or any of the assets owned, used or controlled by the Company, or (iii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement or any of the Shareholder Related Agreements. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)          There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. To the Knowledge of the Company, no officer or Employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or Employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company. Except as set forth on Section 2.23(b) of the Shareholder Disclosure Schedule, the Company has no obligation to indemnify any third party for defense, settlement and/or judgment costs incurred by such third party.

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Section 2.24.         Customers and Suppliers.    Section 2.24 of the Shareholder Disclosure Schedule contains a true, correct and complete list of the names and addresses of the top ten customers and suppliers based on revenues or payables, as appropriate. The Company maintains good commercial relations with each of its customers and suppliers and, to the Knowledge of the Company, no event has occurred that could reasonably be expected to materially and adversely affect the Company’s relations with any such customer or supplier. No customer (or former customer) or supplier (or former supplier) during the prior twelve (12) months has canceled, terminated or, to the Knowledge of the Company, made any threat to cancel or otherwise terminate any of such customer’s or supplier’s Contracts with the Company or to decrease such customer’s usage of the Company’s services or products or such supplier’s supply of services or products. The Company has not received any written notice and the Company does not have any Knowledge to the effect that any current customer or supplier may terminate or materially alter its business relations with the Company, either as a result of the transactions contemplated hereby or otherwise.

Section 2.25.         Finder’s Fee.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or any of the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company, or any officer, member, director or Employee of the Company.

Section 2.26.         Certain Payments.   None of the Shareholders, the Company, or any manager, officer, Employee, agent or other Person associated with or acting for or on behalf of the Company, has at any time, directly or indirectly, in violation of applicable Law:

(a)          used any corporate funds (i) to make any unlawful political contribution or for any other unlawful purpose or effect relating to any political activity or (ii) to make any unlawful payment to any governmental official or employee;

(b)          made any unlawful payoff, influence payment, bribe or kickback to any Person, for the purpose or effect of obtaining (i) favorable treatment in securing business for the Company or (ii) any other special concession for the Company; or

(c)          agreed, committed, offered or attempted to take any of the actions described in clauses (a) or (b).

Section 2.27.         Insolvency Proceedings.  None of the Shareholders, the Company, or any of the Shares or the Company’s assets is the subject of any pending, rendered or threatened insolvency proceedings of any character. None of the Shareholders or the Company has made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings. None of the Shareholders or the Company is insolvent or will become insolvent as a result of entering into this Agreement or consummating the transactions contemplated hereby.

Section 2.28.         No Additional Representations. Other than the representations and warranties expressly set forth in Article II, the Company and the Shareholders shall not be deemed to have made any other representation or warranty in connection with this Agreement or the Shareholder Related Agreements or the transactions contemplated hereby or thereby.

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ARTICLE III
Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Company and the Shareholders, as of the date hereof and as of the Closing Date, as set forth below.

Section 3.1.          Corporate Existence and Power.   The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power required to conduct its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the Purchaser’s business, financial condition or results of operations.

Section 3.2.          Authorization; Binding Nature of Agreement.  The Purchaser has the absolute and unrestricted right, power and authority to perform its obligations under this Agreement and under each Purchaser Related Agreement to which it is a party, and the execution, delivery and performance by the Purchaser of this Agreement and the Purchaser Related Agreements have been duly authorized by all necessary action on the part of the Purchaser and its board of directors. This Agreement constitutes the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception. Upon the execution and delivery by or on behalf of the Purchaser of each Purchaser Related Agreement, such Purchaser Related Agreement will constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 3.3.          Absence of Restrictions; Required Consents.  Neither (1) the execution, delivery or performance by the Purchaser of this Agreement or any of the Purchaser Related Agreements, nor (2) the consummation of transactions contemplated by this Agreement or any of the Purchaser Related Agreements, will directly or indirectly (with or without notice or lapse of time):

(a)          contravene, conflict with or result in a violation of any of the provisions of the Purchaser Constituent Documents;

(b)          contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or any of the Purchaser Related Agreements or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Purchaser, or any of the assets owned, used or controlled by the Purchaser, is subject; or

(c)          contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Purchaser or that otherwise relates to the business of the Purchaser or to any of the assets owned, used or controlled by the Purchaser.

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Section 3.4.          Solvency; Ability to Perform Agreement. Purchaser is solvent, now has, or at the Closing Date will have, available funds necessary to pay the Purchase Price without the need to obtain additional financing, and to its Knowledge, there is no occurrence, event or condition with respect to it that would prevent it from performing this Agreement in all material respects. Purchaser will not become insolvent as a result of consummating the transactions contemplated by this Agreement.

Section 3.5.          Brokers. No broker, finder or investment banker or other Person is directly or indirectly entitled to any brokerage, finder’s or other fee or commission or any similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

Section 3.6.          SEC Filings. Purchaser has made all filings (collectively “Public Reports”) with the Securities and Exchange Commission that it has been required to make under the Securities Exchange Act of 1934 (the “34 Act”). Each of the Public Reports has complied with the 34 Act in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV
Certain Covenants and Agreements

Section 4.1.          Tax Matters.

(a)          The Shareholders shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company and, unless otherwise required by applicable Law, in a manner consistent with past practice, applicable non-resident state Tax Returns for the Shareholders for all Tax periods ending on or prior to the Closing Date which are filed after the Closing Date (“Pre-Closing Tax Periods”), provided that the Purchaser shall be given a reasonable opportunity to review and comment on all such Tax Returns at least fifteen (15) business days prior to the date such Tax Returns are due, and the Shareholders shall make all changes and modifications to such Tax Returns as are reasonably requested by the Purchaser, and provided, further, that the Purchaser shall reimburse the Shareholders for one-half (1/2) of the expenses reasonably incurred by the Shareholders for preparing such Tax Returns for the Company and applicable non-resident state Tax Returns for the Shareholders.

(b)          The Purchaser shall prepare or cause to be prepared and timely file or cause to be timely filed any Tax Returns of the Company and, unless otherwise required by applicable Law, in a manner consistent with past practice, applicable non-resident state Tax Returns for the Shareholders for Tax periods which begin before the Closing Date and end after the Closing Date (“Straddle Tax Periods”), provided that the Shareholders’ Representative shall be given a reasonable opportunity to review and comment on all such Tax Returns at least fifteen (15) business days prior to the date such Tax Returns are due, and Purchaser shall make all changes and modifications to such Tax Returns as are reasonably requested by the Shareholders’ Representative.

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(c)          The Shareholders shall be responsible for, on a pro rata basis in proportion to their respective ownership interests in the Company on the Closing Date, and shall indemnify the Purchaser from and against, any Tax with respect to the Company that is attributable to a Pre-Closing Tax Period or to that portion of Straddle Tax Period that ends on the Closing Date, in each case to the extent that such Tax exceeds the amount (if any) reflected as a current liability for such Tax in the Final Net Working Capital Schedule. Within five (5) Business Days prior to the due date for the payment of any such Tax, if the amount of such Tax for which the Shareholders are responsible pursuant to this Section 4.1 exceeds the amount reflected as a current liability for such Tax in the Final Net Working Capital Schedule, the Shareholders (on a pro rata basis in proportion to their respective ownership interests in the Company on the Closing Date) shall pay to the Purchaser an amount equal to such excess. For purposes of this Section  4.1, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Tax Period, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.

(d)          The Purchaser, the Company and the Shareholders shall cooperate as and to the extent reasonably requested by any other party, in connection with the preparation, review and filing of Tax Returns pursuant to this Section 4.1 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another party's request) the provision of records and information which are reasonably relevant to any such Tax Return preparation, Tax Return review, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Shareholders’ Representative shall direct and control any audit, litigation or other proceeding with respect to Tax Returns for periods ending on or prior to the Closing Date. The Purchaser shall direct and control any audit, litigation or other proceeding with respect to Tax Returns for Straddle Tax Periods.

(e)          Any Taxes or recording fees payable as a result of the purchase and sale of the Shares or any other action contemplated hereby (other than any federal, state, local or foreign Taxes measured by or based upon income or gains imposed upon the Purchaser) shall be paid by the Purchaser. The parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications and other documents regarding Taxes and all transfer, recording, registration and other fees that become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or prior to the Closing.

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(f)          Upon written notice from the Purchaser delivered to the Shareholders’ Representative on or before the fifteenth (15th) day of the ninth (9th) month beginning after the calendar month in which the Closing occurs, the Company and the Shareholders shall join with the Purchaser in making an election under Section 338(h)(10) of the Code (and any corresponding election under state, local and foreign Tax law) with respect to the purchase and sale of the Shares herein (collectively, the “Section 338(h)(10) Election”). The Shareholders shall include any income, gain, loss, deduction, or other Tax item resulting from the Section 338(h)(10) Election on their income Tax Returns to the extent required by law. In the event a Section 338(h)(10) Election is made by the parties at Purchaser’s request, the Purchaser shall (i) pay the Shareholders, on an after-Tax basis, for any additional Tax liabilities to the Shareholders above the applicable federal and state capital gains tax rates, reflected on their individual income Tax Returns, if any, incurred by the Shareholders and (ii) if such election is made after March 1, 2015, pay or reimburse the Shareholders for any additional costs reasonably incurred by the Shareholders, solely as a result of such election, to amend any Tax Return filed by the Shareholders after April 15, 2015. If a Section 338(h)(10) Election is made, the Purchaser and the Shareholders’ Representative shall mutually agree upon the allocation of the Purchase Price for Tax purposes.

(g)          The Company, Purchaser and each Shareholder covenants and agrees to use the closing of the books method of accounting pursuant to Section 1362(e)(3) or Section 1377(a)(2) of the Code or Treasury Regulations §1.1368-1(g), as applicable, to allocate the income of the Company from January 1, 2014 to the Closing Date to the Shareholders.

Section 4.2.          Insurance. The Shareholders shall not terminate or permit to be terminated any of the insurance policies listed on Section 2.21 of the Shareholder Disclosure Schedule covering the Company or its property, with respect to each such policy, for a period of thirty (30) days following the Closing or until such policy is earlier terminated, replaced or renewed by the Purchaser.

Section 4.3.          Receivables.

(a)          During the period commencing on the Closing Date and ending on the eighteen (18)-month anniversary of the Closing Date, Purchaser and the Company shall cause the Company to pursue collection of all accounts receivable of the Company as of the Closing Date other than the accounts receivable of the Company listed on Section 2.9 of the Shareholder Disclosure Schedule (the “Uncollected Receivables”) in accordance with commercially reasonable practices and no less diligent than by the Purchaser in its ordinary course of business. Neither the Company nor the Purchaser shall be obligated, however, to engage a collection agency or commence any legal proceeding to collect the Uncollected Receivables. All such payments from each obligor shall be on a “first-in, first-out” basis during such eighteen (18)-month period so that each payment from an obligor is applied first to the oldest outstanding account receivable of such obligor, unless: (i) otherwise directed in writing by the obligor in the event of disputed receivables, or (ii) the obligor indicates a specific invoice number on the check in respect of the payment.

(b)          Subject to Section 1.4(d), all amounts payable after the Closing Date by the prime contractor listed on Section 2.9 of the Shareholder Disclosure Schedule shall be promptly remitted to the Shareholders, pro rata in accordance with their respective ownership interests in the Company as of the Closing. Purchaser may cause the Company to (i) assign to the Shareholders, or a limited liability company to be formed by the Shareholders, the Settlement Agreement referenced on Section 2.9 of the Shareholder Disclosure Schedule at any time after October 15, 2014, if there is a default under the Settlement Agreement and/or (ii) use commercially reasonable efforts to enforce, at the expense of the Shareholders (such collection costs to be borne on a pro rata basis in accordance with their respective ownership interests in the Company as of the Closing), the Company’s right to receive payments after the Closing Date under such Settlement Agreement.

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(c)          In the event (i) neither the Company nor Purchaser is able to collect accounts receivable that are included in Net Working Capital for purposes of the Purchase Price adjustment set forth in Section 1.4 within nine (9) months following the Closing Date, or (ii) Purchaser makes a claim for indemnification pursuant to Section 8.1(a) in connection with an alleged breach of the representation set forth in Section 2.9 regarding the collectability of such accounts receivable, Purchaser may offset the amount of the Loss against the Closing Notes pursuant to Section 8.7. If, thereafter, the Company or Purchaser actually receives payment on any accounts receivable from an account debtor after satisfaction of an indemnification claim by offset against the Closing Notes, the Company shall deliver such account debtor’s payment to the Shareholders’ Representative for distribution to the Shareholders, pro rata in accordance with each Shareholder’s ownership interest in the Company as of the Closing Date, in accordance with this Agreement.

Section 4.4.          Replacement Bonds. As promptly as practicable following the Closing Date, the Purchaser shall use its commercially reasonable best efforts to cause the bonds listed on Section 2.21 of the Shareholder Disclosure Schedule (the “CES Bonds”) to be discharged and replaced with substitute bonds obtained by the Purchaser.

ARTICLE V
Conditions Precedent to the Obligations of the Purchaser

The obligations of the Purchaser to consummate the transactions contemplated by this Agreement and the Purchaser Related Agreements are subject to the satisfaction (or written waiver by the Purchaser), at or prior to the Closing, of each of the following conditions:

Section 5.1.          Accuracy of Representations.  Each of the representations and warranties of the Company and the Shareholders contained in this Agreement shall be true and correct in all respects as of the date of the Closing Date (except to the extent that they expressly related to an earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in such representations and warranties), individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.

Section 5.2.          Consents.   All consents, approvals, orders or authorizations of, or registrations, declarations or filings set forth on Section 5.2 of the Shareholder Disclosure Schedule shall have been obtained or made and shall be in full force and effect, in each case in form and substance reasonably satisfactory to the Purchaser.

Section 5.3           Compliance with Covenants and Agreements.     All of the covenants and agreements to be complied with and performed by Company and/or the Shareholders on or before the Closing Date shall have been duly complied with and performed in all material respects.

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Section 5.4           Ancillary Agreements and Deliveries.   The Shareholders shall have delivered, or caused to be delivered, to the Purchaser the documents listed in Section 7.2, each of which shall be in full force and effect.

Section 5.5           Payoff Letters.   The Shareholders shall have delivered, or caused to be delivered, to the Purchaser payoff letters (the “Payoff Letters”), reasonably satisfactory to the Purchaser, evidencing that the Closing Date Indebtedness shall be repaid in full by the Company on or prior to the Closing Date, including a Payoff Letter for the Company’s line of credit.

Section 5.6           Release of Encumbrances.   The Shareholders shall have delivered, or caused to be delivered, to the Purchaser evidence reasonably satisfactory to the Purchaser that all Encumbrances (other than Permitted Encumbrances) affecting any of the assets of the Company have been released, or will be released upon repayment of the Closing Date Indebtedness pursuant hereto.

Section 5.7           Resignation of Officers and Directors. Each officer and director of the Company shall deliver a letter of resignation to the Company, effective as of the Closing Date.

Section 5.8           No Restraints.   No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated hereby shall have been issued by any Governmental Body, and there shall not be any Law enacted or deemed applicable that makes the Closing illegal.

Section 5.9           No Litigation.   There shall not be pending or threatened any Legal Proceeding by or before any Governmental Body against the Purchaser, any Shareholder or the Company (a) seeking to restrain or prohibit the Purchaser’s direct or indirect ownership or operation of all or a significant portion of the business and assets of the Company, or to compel the Purchaser or any of its Affiliates to dispose of or hold separate any significant portion of the business or assets of the Company, (b) seeking to restrain or prohibit or make materially more costly the consummation of the transactions contemplated by this Agreement, or seeking to obtain from the Purchaser or the Company any material damages, (c) seeking to impose limitations on the ability of the Purchaser to acquire or hold, or exercise full rights of ownership of the Shares, or (d) which otherwise could reasonably be expected to have a Material Adverse Effect.

Section 5.10         Employee Matters.   The Company shall have made, or caused to be made, all contributions and paid all premiums under each Company Benefit Plan and ERISA Affiliate Plan, other than a pension benefit plan within the meaning of ERISA § 3(2), with respect to periods ending on or prior to the Closing Date.

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ARTICLE VI
Conditions Precedent to Obligations of the Company and the ShareholderS

The obligations of the Company and the Shareholders to consummate the transactions contemplated by this Agreement and the Shareholder Related Agreements are subject to the satisfaction (or written waiver), at or prior to the Closing, of the following conditions:

Section 6.1.          Accuracy of Representations.   Each of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all respects as of the Closing Date (except to the extent that they expressly related to an earlier date).

Section 6.2.          Ancillary Agreements and Deliveries.   The Purchaser shall have delivered, or caused to be delivered, to the Shareholders the items listed in Section 7.3, each of which, in the case of agreements and documents, shall be in full force and effect.

Section 6.3.          No Restraints.  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated hereunder shall have been issued by any Governmental Body and shall remain in effect, and there shall not be any Law enacted or deemed applicable to the transactions contemplated hereunder that makes the Closing illegal.

Section 6.4.          Consents.   All consents approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Body shall have been obtained or made on terms and conditions reasonably satisfactory to the Shareholders.

ARTICLE VII
Closing

Section 7.1.          Closing.  Unless otherwise mutually agreed in writing between the Purchaser and the Shareholders, the Closing shall take place at the offices of the Purchaser on June 30, 2014 (the “Closing Date”). The Closing shall be deemed effective for all purposes as of 11:59 p.m. on the Closing Date.

Section 7.2.          Closing Deliveries.   At the Closing, the Shareholders and the Company, as applicable, shall deliver, or cause to be delivered, to the Purchaser the following:

(a)          certificates representing the Shares, duly endorsed in blank or accompanied by duly executed stock powers or other instruments of assignment requested by and reasonably satisfactory in form and substance to the Purchaser;

(b)          the organizational record books, minute books and corporate seal of the Company;

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(c)          Payoff Letters showing satisfaction in full of the Company’s indebtedness upon disbursement of a portion of the Closing Cash in repayment of amounts owed under such line (to the extent necessary) and the full release of any related Encumbrances;

(d)          written resignations of the directors and officers of the Company, effective as of the Closing Date;

(e)          a certificate, dated as of the Closing Date, signed by the Secretary of the Company (i) attaching copies of the articles of incorporation and bylaws, and any amendments thereto, of the Company, (ii) attaching a true, correct and complete copy of the stock ledger of the Company from the date of its incorporation through the Closing Date, (iii) certifying that attached thereto are true, correct and complete copies of action by written consent or resolutions duly adopted by the Board of Directors of the Company which authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (iv) certifying the good standing of the Company in its jurisdiction of incorporation and in each other jurisdiction in which it is qualified to do business, and that there are no proceedings for the dissolution or liquidation of the Company, (v) certifying the incumbency, signature and authority of the officers of the Company authorized to execute, deliver and perform this Agreement and all other documents, instruments or agreements related thereto executed or to be executed by the Company, and (vi) attesting that Company and each Shareholder have complied with all conditions set forth in Articles IV and V hereof or indicating with specificity any respects in which those conditions have not been complied with, in a form reasonably satisfactory to Purchaser; and

(f)          all other documents required to be entered into by the Company and the Shareholders pursuant hereto or reasonably requested by the Purchaser to convey the Shares to the Purchaser or to otherwise consummate the transactions contemplated hereby, including the documents listed in Section 7.2.

Section 7.3.          Purchaser Closing Deliveries.  At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Shareholders the following:

(a)          the portion of the Purchase Price to be paid at the Closing pursuant to Section 1.3(a)(i);

(b)          the Closing Notes; and

(c)          and all other documents required to be entered into or delivered by the Purchaser at or prior to the Closing pursuant hereto.

Section 7.4.          Other Closing Documents and Actions. The parties will also execute such other documents and perform such other acts, before and after the Closing Date, as may be necessary for the implementation and consummation of this Agreement.

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ARTICLE VIII
Indemnification

Section 8.1.          Indemnification Obligations of the Shareholders.  From and after the Closing, the Shareholders, severally (on a pro rata basis in accordance with their respective ownership interests in the Company as of the Closing), shall indemnify and hold harmless the Purchaser Indemnified Parties from and against, and compensate, reimburse and pay the Purchaser Indemnified Parties for, any and all Losses arising out of or relating to:

(a)          any breach of any representation or warranty of the Company or any Shareholder set forth in this Agreement or any other Shareholder Related Agreement;

(b)           any breach of any covenant, agreement or undertaking made by the Company or any Shareholder in this Agreement or in any Shareholder Related Agreement;

(c)           (i)          any of the Company Benefit Plans in respect of or relating to any period ending on or prior to the Closing Date; or

(ii)         any employee claims against the Company or any of its officers or directors based solely on or arising solely out of incidents or matters on or prior to the Closing Date, including any claims based on or arising out of allegations of wrongful termination, sexual harassment or violations of any federal, state or local statute relating to discrimination on the basis of gender, race, age, disability, sexual preference or other protected status;

(d)          any liability or obligation of the Company for (i) any Taxes that are the responsibility of the Shareholders pursuant to Section 4.1, (ii) any Taxes incurred in any Tax period beginning after the Closing Date but arising from the settlement or other resolution with any Governmental Body of an asserted Tax liability which relates to any Tax period or portion thereof ending on or before the Closing Date, or (iii) the unpaid Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of other federal, provincial, state, local or foreign Law), as a transferee or successor, by Contract or otherwise, in each case whether or not disclosed to the Purchaser in any Schedules to this Agreement, the Company Financial Statements or otherwise;

(e)          the Closing Date Indebtedness or any accounts receivable of the Company included in Net Working Capital for purposes of the Purchase Price adjustment which are (after giving effect to any reserves) determined to be uncollectible (which determination will not be made prior to the nine (9) -month anniversary of the Closing Date);

(f)          any unallowable costs or any other audit disallowances made after the Closing Date but pertaining to invoices issued by the Company for work performed prior to the Closing Date or to binding proposals or contract pricing submitted prior to the Closing Date (but only to the extent the Company or Purchaser is actually required to reimburse or repay any such costs or disallowances);

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(g)          any matter set forth on Exhibit 8.1; and

(h)          enforcing Purchaser Indemnified Parties’ indemnification rights provided for hereunder.

The Losses of the Purchaser Indemnified Parties described in this Section 8.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are collectively referred to as “Purchaser Losses.”

Section 8.2.          Indemnification Obligations of the Purchaser.

From and after the Closing, the Purchaser shall indemnify and hold harmless the Shareholder Indemnified Parties from and against, and compensate, reimburse and pay the Shareholder Indemnified Parties for, any and all Losses arising out of or relating to:

(a)          any breach of any representation or warranty of the Purchaser set forth in this Agreement or in any Purchaser Related Agreement;

(b)          any breach of any covenant, agreement or undertaking made by the Purchaser in this Agreement or in any Purchaser Related Agreement;

(c)          any liability or obligations actually paid by the Shareholders on account of the CES Bonds arising solely from the Company’s or Purchaser’s failure to perform, or breach of contract, following the Closing Date; provided, that, the foregoing indemnification obligation shall have no force or effect if and to the extent the Company failed to perform or breached the contract supported by the CES Bonds prior to the Closing Date; and

(d)          enforcing Shareholder Indemnified Parties’ indemnification rights provided for hereunder.

The Losses of the Shareholder Indemnified Parties described in this Section 8.2 as to which the Shareholder Indemnified Parties are entitled to indemnification are collectively referred to as “Shareholder Losses.”

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Section 8.3.          Indemnification Procedure.

(a)          Promptly following receipt by an Indemnified Party of notice by a third party (including any Governmental Body) of any complaint, dispute or claim or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to indemnification pursuant hereto (a “Third-Party Claim”), such Indemnified Party shall provide written notice thereof to the party obligated to indemnify under this Agreement (the “Indemnifying Party”), provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder with respect to such Third-Party Claim only if, and only to the extent that, such failure to so notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such Third-Party Claim. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within twenty (20) calendar days thereafter assuming full responsibility for any Purchaser Losses or Shareholder Losses (as the case may be) resulting from such Third-Party Claim, to assume the defense of such Third-Party Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of such Third-Party Claim on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such twenty (20)-day period, then any Purchaser Losses or any Shareholder Losses (as the case may be), shall include the reasonable fees and disbursements of counsel for the Indemnified Party as incurred. In any Third-Party Claim for which indemnification is being sought hereunder the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such Third-Party Claim, shall have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(b)          No Indemnified Party may settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party (which may not be unreasonably withheld or delayed), unless (i) the Indemnifying Party fails to assume and maintain diligently the defense of such Third-Party Claim pursuant to Section 8.3(a) or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, employees and Affiliates from all liability arising out of, or related to, such Third-Party Claim and such release does not contain any admission or statement acknowledging any wrongdoing or liability on behalf of the Indemnifying Party. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (i) includes an unconditional release of the Indemnified Party and its officers, directors, employees and Affiliates from all liability arising out of, or related to, such Third-Party Claim, (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party, and (iii) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

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(c)          In the event an Indemnified Party claims a right to payment pursuant hereto with respect to any matter not involving a Third Party Claim (a “Direct Claim”), such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party (a “Notice of Claim”). Such Notice of Claim shall specify the basis for such Direct Claim. The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any Direct Claim made pursuant to this Section 8.3(c), it being understood that Notices of Claim in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty under Section 8.4. In the event the Indemnifying Party does not notify the Indemnified Party within thirty (30) calendar days following its receipt of such Notice of Claim that the Indemnifying Party disputes its liability to the Indemnified Party under this Article VIII or the amount thereof, the Direct Claim specified by the Indemnified Party in such Notice of Claim shall be conclusively deemed a liability of the Indemnifying Party under this Article VIII, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the Direct Claim (or any portion of the Direct Claim) is estimated, on such later date when the amount of such Direct Claim (or such portion of such Direct Claim) becomes finally determined. In the event the Indemnifying Party has timely disputed its liability with respect to such Direct Claim as provided above, as promptly as reasonably practicable, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such Direct Claim (by mutual agreement, litigation or otherwise) and, within five (5) Business Days following the final determination of the merits and amount of such Direct Claim, the Indemnifying Party shall pay to the Indemnified Party immediately available funds in an amount equal to such Direct Claim as determined hereunder.

Section 8.4.          Survival Period.  The representations and warranties made by the parties herein shall not be extinguished by the Closing, but shall survive the Closing for, and all claims for indemnification in connection therewith, and claims for indemnification pursuant to Section 8.1(g), shall be asserted not later than, (x) the eighteen (18) -month anniversary of the Closing Date or (y) the date that is forty-five (45) calendar days after the date on which the Purchaser receives a final audit report for the calendar year ending on December 31, 2014 that includes the financial results from the Company’s business for such period, whichever occurs first; provided, however, that (a) each of the representations and warranties contained in Sections 2.1 through 2.3, 2.4(a), 2.5, 3.1, 3.2 and 3.5, and any claim for fraud, shall survive the Closing without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely, (b) each of the representations and warranties contained in Sections 2.16, 2.17, 2.20, 2.25 and 2.26 shall survive the Closing until, and all claims for indemnification in connection therewith shall be asserted not later than, the date that is sixty (60) calendar days after the expiration of any statute of limitations applicable to the rights of any Person to bring any claim with respect to such matters and (c) each of the representations and warranties contained in Section 2.14 shall survive the Closing until, and all claims for indemnification in connection therewith shall be asserted not later than, the thirty-six (36) month anniversary of the Closing Date. The covenants and agreements of the parties hereunder shall survive without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely. Notwithstanding the foregoing, if, prior to the close of business on the last day a claim for indemnification may be asserted hereunder, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

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Section 8.5.          Liability Limits.

(a)          An Indemnified Party shall not make a claim against an Indemnifying Party for indemnification under Sections 8.1(a) or Section 8.2(a), as appropriate, unless and until the aggregate amount of such Purchaser Losses or Shareholder Losses, as appropriate, exceeds $50,000 (the “Basket”), in which event the Indemnified Party may claim indemnification for all Purchaser Losses or Shareholder Losses, as appropriate, solely to the extent such losses exceed $50,000. The total aggregate liability of the Indemnifying Parties for Purchaser Losses or Shareholder Losses, as appropriate, shall be limited to thirty-five percent (35%) of the aggregate Purchase Price actually paid to the Shareholders (the “Cap”). Neither the Basket nor the Cap shall apply to any Purchaser Losses or Shareholder Losses, as appropriate, arising out of fraud or a breach of any representations and warranties contained in Sections 2.1 through 2.3, Sections 2.4(a), 2.5, 2.9, 2.16, 2.17, 2.20, 2.25, or Sections 3.1 through 3.3 or 3.5, or the specific indemnification obligations set forth in Sections 8.1(c)(i) or (ii), (d), (e) or (f) or 8.2(c), and the respective Indemnifying Party shall be liable for all Purchaser Losses or Shareholder Losses, as appropriate, with respect thereto; and the Basket shall not apply to any Purchaser Losses arising out of the specific indemnification obligation set forth in Section 8.1(g); provided, however, except in the case of fraud, in no event shall the total liability of any Shareholder for any and all Purchaser Losses under this Article VIII exceed the pro rata portion of the aggregate Purchase Price actually paid to such Shareholder.

(b)          In case any event shall occur that would otherwise entitle a Party to assert a claim for indemnification hereunder, no Losses shall be deemed to have been sustained by such Party to the extent of any Tax savings actually realized, within eighteen (18) months of such event, by such Party with respect thereto.

(c)          Notwithstanding anything herein to the contrary, no party shall be entitled to indemnification or reimbursement from any other party under any provision of this Agreement for any amount to the extent such party or its Affiliate has been fully indemnified or reimbursed for such amount under any other provision of this Agreement, the exhibits or the schedules attached hereto, or any document executed in connection with this Agreement or otherwise. Furthermore, in the event any Losses related to a claim by the Purchaser are covered by insurance, the Purchaser agrees to use commercially reasonable efforts to seek recovery under such insurance and the Purchaser shall not be entitled to recover from the Shareholders (and shall refund amounts received up to the amount of indemnification actually received) with respect to such Losses to the extent the Purchaser recovers the insurance payment specified in the policy.

(d)          Notwithstanding anything to the contrary contained in this Agreement, none of the parties hereto shall have any liability under any provision of this Agreement for any punitive, consequential, special or indirect damages, including diminution in value, loss of business reputation or opportunity or (except to the extent provided below) loss of future profits, revenue or income, relating to the breach or alleged breach of any provision of this Agreement, regardless of whether such damages were foreseeable, except to the extent such damages are payable to a third party; provided, however, the foregoing limitation shall not prohibit or preclude recovery by a Purchaser Indemnified Party for lost profits on any Contracts that are active and funded as of the date of this Agreement to the extent arising from a breach of the representations and warranties contained in Sections 2.14. Each of the parties agrees to take commercially reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

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Section 8.6.          Investigations.  The respective representations and warranties of the parties contained in this Agreement or any certificate or other document delivered by any party at or prior to the Closing and the rights to indemnification set forth in this Article VIII shall not be deemed waived or otherwise affected by any investigation made, or Knowledge acquired, by a party.

Section 8.7.          Offset Against Closing Notes.   In the event Purchaser suffers any Purchaser Losses for which Purchaser is entitled to recovery under this Article VIII, Purchaser may, subject to compliance with the procedures set forth in Section 8.3, offset an amount equal to the aggregate amount of such Losses against the total principal and accrued interest outstanding under the Closing Notes, pro rata in accordance with each Shareholder’s ownership interest in the Company as of the Closing.

Section 8.8.          Exclusive Remedy.   Except for actions grounded in fraud or willful misconduct from and after the Closing, the indemnities provided in this Article VIII shall constitute the sole and exclusive remedy of any Indemnified Party for Losses arising out of, resulting from or incurred in connection with any claims related to this Agreement or arising out of the transactions contemplated hereby; provided, however, that this exclusive remedy for Losses does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement or any agreement entered into in connection herewith.

Section 8.9           Tax Treatment. Unless otherwise required by applicable law, all indemnification payments shall constitute adjustments to the Purchase Price for all Tax purposes, and no party shall take any position inconsistent with such characterization.

Section 8.10         No Right of Contribution. The Shareholders shall have no rights to seek contribution from the Company or Purchaser with respect to all or any part of any of the Shareholders’ indemnification obligations under this Article VIII.

ARTICLE IX
Miscellaneous Provisions

Section 9.1.          Further Assurances.   Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

Section 9.2.          Fees and Expenses.  Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement; provided, however, that the Shareholders shall be responsible for, and satisfy at or prior to the Closing, all Transaction Expenses.

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Section 9.3.          Waiver; Amendment.  Any agreement on the part of a party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by a party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time. This Agreement may not be amended, modified or supplemented except by written agreement of the parties.

Section 9.4.          Entire Agreement.   This Agreement, together with the Related Agreements, constitutes the entire agreement among the parties to this Agreement and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

Section 9.5.          Execution of Agreement; Counterparts; Electronic Signatures.

(a)          This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterparts.

(b)          The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

Section 9.6.          Governing Law.   This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the Commonwealth of Virginia (without giving effect to principles of conflicts of laws). The parties agree that venue for any suit, action, proceeding or litigation arising out of or in relation to this Agreement shall be in any federal or state court in Fairfax County in the Commonwealth of Virginia having subject matter jurisdiction and that service of process in any such suit, action, proceeding or litigation may be completed in the manner set forth in Section 9.10.

Section 9.7.          WAIVER OF JURY TRIAL.   EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

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Section 9.8.          Assignment and Successors.   No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that the Purchaser may assign any of its rights and delegate any of its obligations under this Agreement to any Affiliate of the Purchaser. If Purchaser assigns its obligations under any of the Closing Notes or otherwise under this Agreement to an Affiliate, such Affiliate’s obligations shall be unconditionally guaranteed by Purchaser. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties.

Section 9.9.          Parties in Interest.   Except for the provisions of Article VIII, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

Section 9.10.         Notices.   All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Company (prior to the Closing):

J.M. Waller Associates, Inc.

11325 Random Hills Road Suite 210

Fairfax, Virginia 22030

Attention: James W. Emery, Jr.
Fax no.: (703) 912-2905
E-mail address: jim.emery@jmwaller.com

any Shareholder (after the Closing):

James W. Emery, Jr.,

Shareholder Representative

6326 Wilmington Drive

Burke, Virginia 22015
E-mail address: jwe429@msn.com

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with a mandatory copy to (which copy shall not constitute notice):

Nixon Peabody LLP

401 9th Street, NW

Suite 900

Washington, DC 20004-2128

Attention: John C. Partigan

Fax no.: (866) 947-3586

E-mail address: jpartigan@nixonpeabody.com

Purchaser:

Versar, Inc.

6850 Versar Center

Springfield, Virginia 22151

Attention: James D. Villa

Fax no.: (703) 997-6588

E-mail address: jvilla@versar.com

with a mandatory copy to (which copy shall not constitute notice):

Rees Broome, PC

1900 Gallows Road, Seventh Floor

Tysons Corner, Virginia 22182

Attention: David J. Charles

Fax no.: (703) 848-2530

E-mail address: dcharles@reesbroome.com

Section 9.11.         Construction; Usage.

(a)          In this Agreement, unless a clear contrary intention appears:

(i)          the singular number includes the plural number and vice versa;

(ii)         reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)        reference to any gender includes each other gender;

(iv)        reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

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(v)         reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)        “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii)       “including” means including without limiting the generality of any description preceding such term; and

(viii)      references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b)          This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

(c)          The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

Section 9.12.         Enforcement of Agreement.  The parties acknowledge and agree that the Purchaser would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Company or the Shareholders could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the Purchaser may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without showing any measure of actual damages, posting any bond or other undertaking. The parties also acknowledge and agree that the Shareholders would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Purchaser or its Affiliates could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the Shareholders may be entitled, at law or in equity, they shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without showing any measure of actual damages, posting any bond or other undertaking.

47

Section 9.13.         Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 9.14.         Schedules and Exhibits.   The Schedules and Exhibits (including the Shareholder Disclosure Schedule) are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

Section 9.15.         Appointment of Representative.

(a)          Upon execution of this Agreement, the Shareholders shall have been deemed to appoint Emery as their agent and attorney-in-fact (the “Shareholders’ Representative”), with full power and authority (including power of substitution), except as otherwise expressly provided in this Agreement, in the name of and for and on behalf the Shareholders, or in such person’s own name as the Shareholders’ Representative, to take all actions required or permitted under this Agreement (including giving and receiving all accountings, reports, notices and consents); provided, that, (i) any such action by the Shareholders’ Representative pursuant to the foregoing appointment must be in writing and (ii) the Shareholders’ Representative shall not have the right to approve any amendment to this Agreement that would increase in any material respect the liabilities or obligations of any Shareholder unless the written consent of such Shareholder is obtained. The holders of a majority in interest of the Company Common Stock outstanding immediately prior to the Closing Date shall have the right to appoint, in writing, a new Shareholders’ Representative from among the Shareholders, with a copy of such appointment to promptly thereafter be provided in writing to the Purchaser. If any individual Shareholder dies or becomes incapacitated, any action taken by the Shareholders’ Representative pursuant to this Section 9.15 shall be as valid as if such death or incapacity had not occurred, regardless of whether or not the Shareholders’ Representative received notice of such death or incapacity. Any notice given to the Shareholders’ Representative pursuant to Section 9.10 shall constitute effective notice to the Shareholders, and any other party to this Agreement and any other Person may rely on any notice, consent, election or other communication received in writing from such Shareholders’ Representative as if such notice, consent, election or other communication had been received from all of the Shareholders. A decision, act, consent or instruction of the Shareholders’ Representative, acting in such capacity pursuant to the terms of this Agreement, shall constitute a decision of all Shareholders and shall be final, binding and conclusive upon each such Shareholder, and the Purchaser may rely upon any written decision, act, consent or instruction of the Shareholders’ Representative as being the decision, act, consent or instruction of all of the Shareholders.

48

(b)          The Shareholders’ Representative shall not be liable to the Shareholders for any act done or omitted hereunder as the Shareholders’ Representative while acting in good faith and in the absence of gross negligence or willful misconduct. The Shareholders’ Representative may consult with legal counsel, independent public accountants and other experts selected by it, and compensate such counsel, accountants and experts with proceeds in the Shareholders’ Representative Fund established by the Shareholders. The Shareholders’ Representative shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Shareholders’ Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement. The Shareholders shall indemnify the Shareholders’ Representative and hold the Shareholders’ Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders’ Representative and arising out of or in connection with the acceptance or administration of the Shareholders’ Representative’s duties hereunder, including reasonable expenses incurred by the Shareholders’ Representative.

[Signature Page Follows]

49

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed, as of the date first above written.

PURCHASER

VERSAR, INC.

By:	/s/Anthony L. Otten
	Name:	Anthony L. Otten
	Title:	Chief Executive Officer

COMPANY

J.M. WALLER ASSOCIATES, INC.

By:	/s/ James W. Emery, Jr.
	Name:	James W. Emery, Jr.
	Title:	Secretary

SHAREHOLDERS

/s/Charles W. Scott
Charles W. Scott

/s/James W. Emery, Jr.
James W. Emery, Jr.

/s/Wendell A. Newton
Wendell A. Newton

50

ACKNOWLEDGMENT

Agreed and acknowledged by the following persons who are not themselves parties to this Agreement, but who are the spouses of the Shareholders, and who themselves have read this Agreement and who agree that they shall be bound by all of its provisions, including (but not limited to) to sale of the Shares to the Purchaser in consideration of the Purchase Price set forth in the Agreement.

/s/ Boonnom Scott
Boonnom Scott

/s/ Margaret C. Emery
Margaret C. Emery

/s/ Sandra M. Newton
Sandra M. Newton

51

Exhibit A

DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Accounting Referee” has the meaning set forth in Section 1.4(c).

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person.

“Agreement” means this Stock Purchase Agreement, as amended from time to time.

“Applicable Benefit Laws” mean all Laws applicable to any Company Benefit Plan or ERISA Affiliate Plan.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 2.3.

“Basket” has the meaning set forth in Section 8.5(a).

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of New York, New York.

“Cap” has the meaning set forth in Section 8.5(a).

“CES Bonds” has the meaning set forth in Section 4.4.

“CFR” has the meaning set forth in Section 2.15(b).

“Closing” means the consummation of the purchase and sale of the Shares, as set forth in Article VII of this Agreement.

“Closing Cash” has the meaning set forth in Section 1.3(a)(i).

“Closing Date” has the meaning set forth in Section 7.1.

“Closing Date Indebtedness” means any indebtedness of the Company of any kind as of the Closing Date, including without limitation, with respect to (a) borrowed money and (b) notes payable.

“Closing Note” and “Closing Notes” have the meanings set forth in Section 1.3(a)(ii).

“Code” means the United States Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

A-1

“Company Benefit Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by the Company or to which the Company makes or has made, or has or has had an obligation to make, contributions at any time, or with respect to which the Company has any liability or obligation.

“Company Constituent Documents” has the meaning set forth in Section 2.2.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Contract” means any Contract, including any amendment or supplement thereto, (a) to which any of the Company is a party, (b) by which any of the Company or any of their respective assets is or may become bound or under which any of the Company has, or may become subject to, any obligation or (c) under which any of the Company has or may acquire any right or interest.

“Company Financial Statements” has the meaning set forth in Section 2.6(a).

“Company Intellectual Property” means all Intellectual Property owned by, licensed to or used by any of the Company.

“Company Proprietary Software” means all Software developed or being developed by the Company and owned by the Company.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, filed in the name of, or licensed to the Company.

“Confidential Information” means any data or information concerning the Company (including trade secrets), without regard to form, regarding (for example and including) (a) business process models, (b) proprietary software, (c) research, development, products, services, marketing, selling, business plans, budgets, unpublished financial statements, licenses, prices, costs, Contracts, suppliers, customers, and customer lists, (d) the identity, skills and compensation of employees, contractors, and consultants, (e) specialized training or (f) discoveries, developments, trade secrets, processes, formulas, data, lists, and all other works of authorship, mask works, ideas, concepts, know-how, designs, and techniques, whether or not any of the foregoing is or are patentable, copyrightable, or registrable under any intellectual property Laws or industrial property Laws in the United States or elsewhere. Notwithstanding the foregoing, no data or information constitutes “Confidential Information” if such data or information is publicly known and in the public domain through means that do not involve a breach by the Company or any Shareholder of any covenant or obligation set forth in this Agreement.

“Contract” means any written, oral or other agreement, contract, subcontract, task or delivery order, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

A-2

“DCAA” means the Defense Contract Audit Agency of the United States Government.

“Direct Claim” has the meaning set forth in Section 8.3(c).

“Direct Contract Costs” means, with respect to any period, the aggregate amounts of labor and other direct expenses, including, without limitation, expenses for materials, subcontracts, consultants and travel.

“Emery” has the meaning set forth in the Preamble.

“Employee” means an employee of the Company.

“Employee Benefit Plan” means with respect to any Person, each plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under applicable Laws, that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing benefits to the current and former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), or with respect to which such Person has any liability or obligation, including (a) each deferred compensation, bonus, incentive compensation, pension, retirement, employee stock ownership, stock purchase, stock option, profit sharing or deferred profit sharing, stock appreciation, phantom stock plan and other equity compensation plan, “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (b) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is either subject to ERISA or is tax-qualified under the Code), (c) each severance plan or agreement, and each other plan providing health, vacation, supplemental unemployment benefit, hospitalization insurance, medical, dental, disability, life insurance, death or survivor benefits, fringe benefits or legal benefits, and (d) each other employee benefit plan, fund, program, agreement or arrangement.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, any lease in the nature thereof and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

A-3

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that together with the Company would be deemed a “single employer” within the meaning of Section 414 of the Code.

“ERISA Affiliate Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by any ERISA Affiliate, or to which such ERISA Affiliate makes or has made, or has or has had an obligation to make, contributions at any time, or with respect to which such ERISA Affiliate has any liability or obligation.

“Final Net Working Capital Schedule” means the Net Working Capital Schedule, as finally determined pursuant to Section 1.5.

“FAR” means the Federal Acquisition Regulation.

“FMLA” means the United States Family and Medical Leave Act.

“FYE 2013 Balance Sheet” has the meaning set forth in Section 2.6(a).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authorization” means any approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

“Government Bid” means any proposal or offer, solicited or unsolicited made by the Company prior to the Closing Date which, if accepted, would result in a Government Contract. A Government Bid: (i) includes any proposal or offer made by the Company that has been accepted by a Government Body but has not resulted in a Government Contract prior to the Closing Date; and (ii) does not include any proposal or offer made by the Company that has been accepted and has resulted in a Government Contract prior to the Closing Date.

“Governmental Body” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, supranational or other government or (c) governmental, self-regulatory or quasi-Governmental Body of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

A-4

“Government Contract” means any prime contract, subcontract, purchase order, task order, delivery order, teaming agreement, joint venture agreement, strategic alliance agreement, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind, that is currently active in performance, or that has otherwise not been closed out and released with no further liability to the Company, or that has or had been active in performance at any time in the seven (7) year period prior to the Closing Date, between the Company or any other entity in which the Company had at least a five percent (5%) interest during such period, on the one hand, and: (i) any Governmental Body; (ii) any prime contractor of a Governmental Body in its capacity as a prime contractor; or (iii) any subcontractor at any tier with respect to any contract of a type described in clauses (i) or (ii) above, on the other hand. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Government Contract Laws” means all Laws governing or concerning the procurement of goods or services by any Governmental Body including (in each case as amended from time to time): (A) the False Statements Act (18 U.S.C. 1001), (B) the False Claims Act (18 U.S.C. 287), (C) the False Claims Act (31 U.S.C. 3729), (D) the Bribery, Gratuities and Conflicts of Interest Act (18 U.S.C. 201 and 5 U.S.C. 7353), (E) the Anti-Kickback Act (41 U.S.C. 51, 54), (F) the Anti-Kickback Enforcement Act of 1986 (Pub. L. 99-634), (G) the Arms Export Control Act (22 U.S.C. 277 et. seq.), (H) the Foreign Corrupt Practices Act (15 U.S.C. 78 m, 78 dd-1, 78 ff), (I) the Export Administration Act (50 U.S.C. App. 2401 et. seq.), (J) the War and National Defense Act (18 U.S.C. 793), (K) the Racketeer Influenced and Corrupt Organizations Act (18 U.S.C. 1961-68) or of any statute the violation of which would constitute “racketeering activity” within the meaning of such act, (L) the Conspiracy to Defraud the Government Act (18 U.S.C. 371), (M) the Program Fraud Civil Remedies Act (Pub. L. 99-509), (N) the Byrd Amendment, Pub. L. 101-121, § 319, (O) "revolving door" legislation (37 U.S.C. 801, 41 U.S.C. 423, 18 U.S.C. 207, 18 U.S.C. 208, 18 U.S.C. 218, 18 U.S.C. 281, 10 U.S.C. 2397, 10 U.S.C. 2397a, 10 U.S.C. 2397b, 10 U.S.C. 2397), (P) the Defense Production Act (50 U.S.C. App. 2061), (Q) United States antiboycott laws (the Ribicoff Amendment to the 1976 Tax Reform Act, and the 1979 Export Administration Act), (R) the Defense Industrial Regulation (DoD 5220.22-R) or National Industrial Security Program Operating Manual (DoD 5220.22-M), (S) the FAR and any applicable supplements thereto, alternative regulations applicable in lieu thereof, or applicable predecessor regulations, (T) the Service Contract Act of 1965, as amended, (U) Cost Accounting Standards, (V) Treasury Department embargo and sanctions regulations, 31 C.F.R. Part 500 et. seq., (W) the Small Business Act, (X) Executive Order 11246, and corresponding Department of Labor regulations, (Y) the Anti-Assignment Act, 41 U.S.C. § 15, (Z) the Davis-Bacon Act, (AA) the Fair Labor Standards Act, (BB) the Walsh-Healey Act and (CC) the Drug-Free Workplace Act.

“Holdback Amount” has the meaning set forth in Section 1.3(a)(i).

“HMO” has the meaning set forth in Section 2.17(i).

A-5

“Indemnified Party” means a Purchaser Indemnified Party or a Shareholder Indemnified Party.

“Indemnifying Party” has the meaning set forth in Section 8.3(a).

“Indirect Costs” means any fringe benefits, general and administrative expenses and overhead expenses or any other costs defined as “indirect costs” within any section of Subpart 3.12 of the FAR.

“Intellectual Property” means any or all of the following and all rights, arising out of or associated therewith: (a) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (c) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto; (d) all industrial designs and any registrations and applications therefor; (e) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, common law trademarks and service marks, trademark and service mark registrations and applications therefor; (f) all software, databases and data collections and all rights therein; (g) all moral and economic rights of authors and inventors, however denominated; and (h) any similar or equivalent rights to any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 2.6(a).

“IRS” has the meaning set forth in Section 2.17(b).

“Knowledge.” An individual shall be deemed to have “Knowledge” of a particular fact or other matter if:

(a)          such individual is actually aware of such fact or other matter; or

(b)          such individual reasonably should have been aware of such fact in the performance of such individual’s duties as a director, officer or shareholder of the Company.

The Company shall be deemed to have “Knowledge” of a particular fact or other matter if any of the Shareholders or either of Reginald King or Paula Peterson has Knowledge of such fact or other matter.

“Labor Laws” means all Laws governing or concerning labor relations, unions and collective bargaining, conditions of employment, employee classification, employment discrimination and harassment, wages, hours or occupational safety and health, including ERISA, the United States Immigration Reform and Control Act of 1986, the United States National Labor Relations Act, the United States Civil Rights Acts of 1866 and 1964, the United States Equal Pay Act, the United States Americans with Disabilities Act, the United States Age Discrimination in Employment Act, FMLA, WARN, the Occupational Safety and Health Act of 1970, the United States Davis Bacon Act, the United States Walsh-Healy Act, the United States Service Contract Act, United States Executive Order 11246, the United States Fair Labor Standards Act and the United States Rehabilitation Act of 1973.

A-6

“Law” means any federal, state, local, municipal, foreign or international, multinational other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Leased Real Property” means the parcels of real property of which the Company is the lessee or sublessee (together with all fixtures and improvements thereon).

“Leases” has the meaning set forth in Section 2.11(b).

“Legal Proceeding” means any ongoing or threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Losses” means any and all claims, liabilities, obligations, damages, losses, penalties, fines, judgments, costs and expenses (including amounts paid in settlement, costs of investigation and attorney’s fees and expenses), whenever arising or incurred, and whether arising out of a third party claim.

“Material Adverse Effect” means any state of facts, change, event, effect, occurrence or circumstance that, individually or in the aggregate (considered together with all other state of facts, change, event, effect, occurrence or circumstance) has had, or could reasonably be expected to have, a material adverse effect on (a) the business, financial condition, capitalization, assets, liabilities, results, or operations of the Company, (b) the ability of the Company or any Shareholder to consummate the transactions contemplated by this Agreement or to perform any of its material obligations under this Agreement, or (c) the Purchaser’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the capital stock of the Company; provided, however, that Material Adverse Effect shall not include any material adverse change, effect, event, occurrence, circumstance, state of facts or development (i) relating to or resulting from the industry in which the Company operates generally or the U.S. economy in general, only to the extent such adverse change, effect, occurrence, circumstance, state of facts or development does not affect the Company more adversely than comparable Entities; (ii) resulting from any worldwide, national or local crisis (political, economic, financial or regulatory), including, without limitation, acts of God, an outbreak or escalation of war, armed hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency occurring within or outside the United States; or (iii) resulting from changes in GAAP or the application thereof.

A-7

“Materials of Environmental Concern” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substances that are now or hereafter regulated by any Environmental Law or that are otherwise a danger to health, reproduction or the environment.

“Net Working Capital” means the difference (whether positive or negative) of (a) the current assets of Company as of the Closing Date, minus (b) the current liabilities of Company as of the Closing Date, in each case as determined in accordance with GAAP immediately prior to the consummation of the purchase and sale of the Shares contemplated hereby. Notwithstanding the foregoing to the contrary: (i) all Closing Date Indebtedness which is paid on or prior to the Closing Date shall be excluded from current liabilities; and (ii) the accounts receivable listed on Section 2.9 of the Shareholder Disclosure Schedule shall be excluded from current assets.

“Net Working Capital Deficit” means the amount by which the Net Working Capital is less than the Target Net Working Capital.

“Net Working Capital Schedule” means a statement of the New Working Capital of the Company as of the close of business on the Closing Date.

“Net Working Capital Surplus” means the amount by which the Net Working Capital is greater than the Target Net Working Capital.

“Newton” has the meaning set forth in the Preamble.

“NLRB” means the United States National Labor Relations Board.

“Notice of Claim” has the meaning set forth in Section 8.3(c).

“NQDC Plan” has the meaning set forth in Section 2.17(k).

“Order” means any decree, permanent injunction, order or similar action.

“OSHA” means the United States Occupational Safety and Health Administration.

“Payoff Letters” has the meaning set forth in Section 5.5.

“Permitted Encumbrance” means any (a) Encumbrance for Taxes not yet due and payable, (b) Encumbrances of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent and (c) in the case of the Leased Real Property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (i) interfere in any material respect with the present use of or occupancy of the affected parcel by the Company, (ii) have more than an immaterial effect on the value thereof or its use, or (iii) would impair the ability of such parcel to be sold for its present use.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, Governmental Body or other organization.

A-8

“Pre-Closing Tax Periods” has the meaning set forth in Section 4.1(a).

“Purchase Price” has the meaning set forth in Section 1.2.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Constituent Documents” means the certificate of incorporation and the bylaws, including all amendments thereto, of the Purchaser.

“Purchaser Indemnified Parties” means the Purchaser and its Affiliates (including the Company), their respective officers, directors, employees, agents and representatives and the heirs, executors, successors and assigns of any of the foregoing.

“Purchaser Losses” has the meaning set forth in Section 8.1.

“Purchaser Related Agreement” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Purchaser in connection with the transactions contemplated hereby.

“Registered Intellectual Property” means all (a) patents and patent applications (including provisional applications), (b) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications related to trademarks and service marks, (c) registered copyrights and applications for copyright registration, (d) domain name registrations and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded with or by any Governmental Body.

“Related Agreements” means the Purchaser Related Agreements and the Shareholder Related Agreements.

“Related Party” means (a) each Shareholder, (b) each individual who is, or who has at any time been, an officer or director of the Company, (c) each member of the immediate family of each of the individuals referred to in clause (a) or (b) above and (d) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses (a), (b) and (c) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

“Release” means with respect to any Materials of Environmental Concern, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium or the ambient air.

“Scott” has the meaning set forth in the Preamble.

“Section 338(h)(10) Election” has the meaning set forth in Section 4.1(f).

A-9

“Shareholder” and “Shareholders” have the meanings set forth in the Preamble.

“Shareholder Disclosure Schedule” means the disclosure schedule (dated as of the date of the Agreement) delivered to the Purchaser on behalf of the Shareholder and the Company on the date of this Agreement.

“Shareholder Indemnified Parties” means the Shareholders and their respective heirs, executors, successors and assigns.

“Shareholder Losses” has the meaning set forth in Section 8.2.

“Shareholder Related Agreement” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Company or any Shareholder in connection with the transactions contemplated hereby.

“Shareholders’ Representative” has the meaning set forth in Section 9.15.

“Shares” has the meaning set forth in the Recitals.

“Straddle Tax Periods” has the meaning set forth in Section 4.1(b).

“Subsidiary.” Any Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly (a) has the power to direct the management or policies of such Entity or (b) owns, beneficially or of record, (i) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (ii) at least fifty percent (50%) of the outstanding equity or financial interests of such Entity.

“Target Net Working Capital” means an amount equal to $2,000,000.

“Tax” means any (a) tax (including income, franchise, business, corporate, capital, excise, gross receipts, ad valorem, property, sales, use, turnover, value added, stamp and transfer taxes), deduction, withholding, levy, charge, assessment, tariff, duty, impost, deficiency or other fee of any kind imposed by any Governmental Body, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Body in connection with any item described in clause (a) or for failure to file any Tax Return, (c) any successor or transferee liability in respect of any items described in clauses (a) and/or (b) under Treasury Regulation 1502-6 (or any similar provision of state, local or foreign Law) and (d) any amounts payable under any tax sharing agreement or other contractual arrangement.

“Tax Return” means any return (including any K-1 or other information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

A-10

“Third-Party Claim” has the meaning set forth in Section 8.3(a).

“Transaction Expenses” means the sum of all fees, costs and expenses (including legal fees and accounting fees and including the amount of all special bonuses and other amounts that may become payable to any officers of the Company in connection with the consummation of the transactions contemplated by this Agreement) that are incurred by the Company for the benefit of the Company or any Shareholder in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the temporary and final income Tax regulations promulgated under the Code.

“WARN” means the United States Worker Adjustment and Retraining Notification Act and similar state Laws.

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Exhibit B

Form of Closing Note

(See attached.)

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THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR TRANSFERRED IN ABSENCE OF REGISTRATION THEREUNDER OR AN EXEMPTION THEREFROM AS PROVIDED HEREIN.

PROMISSORY NOTE

$____________	Springfield, Virginia June 30, 2014

FOR VALUE RECEIVED, the undersigned, Versar, Inc., a Delaware corporation (“Maker”), hereby promises to pay to the order of ________________, a resident of the _______________ of _____________ (“Holder”), at such place as Holder shall designate in writing, in lawful money of the United States of America, the principal sum of _______________________________________________ Dollars and __________ Cents ($________________) subject to the terms hereof, together with interest thereon, at the rate hereinafter set forth below, with such principal sum and interest being payable as set forth below. This promissory note (“Note”) is being delivered pursuant to Section 1.3(a)(ii) of that certain Stock Purchase Agreement, dated as of June 30, 2014, by and among Maker, J.M. Waller Associates, Inc., a Virginia corporation (the “Company”), Holder and the other shareholders named therein (the “Purchase Agreement”), and is subject in all respects to the terms and conditions thereof, including, without limitation, adjustment or offset pursuant to Sections 1.4 and 8.7 thereof. Terms not otherwise defined in this Note shall have the meaning set forth in the Purchase Agreement.

Section I.           Rate of Interest

From and after the date hereof, simple interest shall accrue on the outstanding principal balance of this Note at a rate equal to five percent (5%) per annum, calculated on the basis of 365 days per year and actual days elapsed.

Section II.          Payment of Principal and Interest

Subject to the payments set forth in subsection (b) below, the remaining outstanding principal amount evidenced by this Note and all accrued, unpaid interest thereon shall be due and payable in full by Maker on the third Business Day of January 2019.

Maker shall have the right to prepay the indebtedness evidenced by this Note, in full or in part, at any time, without penalty, fee or charge.

Installment payments of principal and interest of ____________________________ Dollars and ___________ Cents ($____________) shall be due and payable quarterly on or before the third Business Day of April, July, October and January of each year of the term hereof, with the first installment due on October 3, 2014.

Section III.         Events of Default

For purposes of this Note, the occurrence of any of the following events or conditions shall constitute an event of default hereunder:

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(a)          Maker shall fail to pay in full any amount under this Note when due and such default shall continue uncured for a period of fifteen (15) calendar days; or

(b)          Maker shall: (i) file a voluntary petition or assignment in bankruptcy or a voluntary petition or assignment or answer seeking liquidation, reorganization, arrangement, readjustment of its debts, or any other relief under the bankruptcy laws of the United States, or under any other act or law pertaining to insolvency or debtor relief, whether now or hereafter existing; (ii) enter into any agreement indicating consent to, approval of, or acquiescence in, any such petition or proceeding; (iii) apply for or permit the appointment, by consent or acquiescence, of a receiver, custodian or trustee of all or a substantial part of its property; (iv) make an assignment for the benefit of creditors; (v) be unable or shall fail to pay its debts generally as such debts become due, or (vi) admit in writing its inability or failure to pay its debts generally as such debts become due; or

(c)          There occurs (i) a filing or issuance against Maker of an involuntary petition in bankruptcy or seeking liquidation, reorganization, arrangement, readjustment of its debts or any other relief under any act or law pertaining to insolvency or debtor relief, whether now or hereafter existing; (ii) the involuntary appointment of a receiver, liquidator, custodian or trustee of Maker or for all or a substantial part of its property; or (iii) the issuance of a warrant of attachment, execution or similar process against all or any substantial part of the property of Maker and such shall not have been discharged (or provision shall not have been made for such discharge), or stay of execution thereof shall not have been procured, within sixty (60) calendar days from the date of entry thereof.

Upon any such event of default, the total remaining outstanding principal and accrued, unpaid interest shall become immediately due and payable.

All agreements between Maker and Holder, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no event, whether by reason of acceleration of maturity hereof or otherwise, shall the amount paid or agreed to be paid to the Holder for the use, forbearance, or detention of the money to be loaned hereunder, or otherwise, exceed the maximum non-usurious rate of interest permitted by the governing law of this Note. If fulfillment of any provision hereof or of the Purchase Agreement or other document evidencing or securing the indebtedness evidenced hereby, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, automatically and without the requirement for affirmative action, the obligation to be fulfilled shall be reduced to the limit of such validity. Should Holder ever receive anything of value deemed interest under this Note under applicable law which would exceed interest at the highest lawful rate, an amount equal to any excessive interest shall be applied to the reduction of the principal amount owing hereunder and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal hereof, such excess shall be refunded to the Maker. All sums paid or agreed to be paid to Holder for the use, forbearance, or detention of the indebtedness of Maker to Holder shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term of such indebtedness until payment in full so that the rate of interest on account of such indebtedness is uniform throughout the term thereof. The provisions of this paragraph shall control all agreements between Maker and Holder.

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Section IV.          General Provisions

Time is of the essence of this Note and, in case this Note is collected by law or through an attorney at law, or under advice herefrom, Maker agrees to pay all costs of collection, including reasonable attorneys’ fees and expenses.

This Note is governed by the laws of the Commonwealth of Virginia.

MAKER AND HOLDER HEREBY EXPRESSLY WAIVE ANY RIGHT THEY MAY HAVE NOW OR HEREAFTER TO A JURY TRIAL IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE.

Section 9.16.         Holder will execute this Note for purpose of acknowledging the provisions hereof and Holder’s receipt of the Note, but the execution of this Note by Holder shall in no event be deemed to constitute Holder as an endorser of this Note. Holder acknowledges (i) that the issuance of this Note is not being registered under the Securities Act on the ground that the issuance hereof is exempt from registration under Section 4(2) of the Securities Act as not involving any public offering and (ii) that Holder is acquiring this Note for investment for Holder’s own account, with no present intention of dividing Holder’s participation with others or reselling or otherwise distributing the same, subject, nevertheless, to any requirement of law that the disposition of Holder’s property shall at all times be within Holder’s control.

This Note shall not be sold or transferred, in whole or in part, (i) without the prior written consent of Maker (which consent will not be unreasonably withheld, delayed or conditioned; provided, that, the parties agree that any refusal by Maker to grant consent to the transfer of the Note to a competitor of Maker shall not constitute unreasonable withholding of consent; provided, further, that Maker hereby consents to any transfer of the Note, in whole or in part, to any trust or trusts that are revocable solely by Holder, to Holder’s guardian or conservator and, in the event of Holder’s death, to Holder’s executor(s) or administrator(s) or to trustee(s) under Holder’s will) and (ii) unless and until Holder shall first have given notice to Maker describing such sale or transfer and furnished it either (A) an opinion, reasonably satisfactory to counsel for Maker, of counsel skilled in securities matters (selected by the Holder and reasonably satisfactory to Maker) to the effect that the proposed sale or transfer may be made without registration under the Securities Act or (B) an interpretive letter from the staff of the Securities and Exchange Commission to the effect that no enforcement action will be recommended if the proposed sale or transfer is made without registration under the Securities Act, in either case accompanied by evidence that such transfer will be in compliance with applicable state securities (“blue sky”) laws.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned Maker has hereunto executed and sealed this instrument as of the day and year first above written.

MAKER:

VERSAR, INC.

By:
Name:
Title:

AGREED AND ACKNOWLEDGED BY:

HOLDER:

(Signature Page to Promissory Note)

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Exhibit C

Wire Transfer Instructions

Charles W. Scott

Bank:	XXXXXXXXXXX
Address:	XXXXXXXX8209
ABA Routing No:	XXXXXXXXX
Account No:	XXXXXXX

James W. Emery, Jr.

Bank:	XXXXXXXXXX
Address:	XXXXXXXXX
ABA Routing No.:	XXXXXXXXX
Account No.:	XXXXXXXX

Wendell A. Newton

Bank:	XXXXXXXXXXX
Address:	XXXXXXXXXX
XXXXXXXXX
ABA Routing No.:	XXXXXXXXX
Account No.:	XXXXXXXXXX

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Exhibit D

Policies and Procedures for Calculating

Net Working Capital

1.	For purposes of calculating Net Working Capital pursuant to this Agreement: (x) “current assets” include cash, but exclude any receivables from any current or former shareholder of the Company or any Affiliate of any such Person, or any Tax asset resulting from the payment of bonuses prior to Closing other than in the ordinary course of business; and (y) “current liabilities” include (without limitation) all liabilities for accrued or deferred Taxes, balance sheet reserves for billings in excess of revenues, 401(k) plan withholdings, bonus plan accruals, the amount of retention bonuses (excludes any bonuses or other incentive compensation offered by the Purchaser), if any, approved by the Company prior to Closing that may become payable to Company Employees after Closing. The Purchaser understands and agrees that the Company does not accrue as current liabilities anticipated losses under Contracts based on the estimated costs at completion, and that such treatment is US GAAP compliant for the purposes of the Stock Purchase Agreement.

2.	All bona fide accounts receivable as of the Closing Date (other than amounts payable by MacDonald-Bedford LLC to the Company pursuant to that certain Settlement Agreement) will be included as “current assets” without any discounts or reserves.

3.	All amounts payable by MacDonald-Bedford LLC to the Company pursuant to the Settlement Agreement will be excluded from the Company’s “current assets” as of the Closing.

4.	Attached is an example of a Net Working Capital Schedule, including a calculation of Net Working Capital Deficit or Net Working Capital Surplus, as the case may be, based on the Company’s balance sheet as of April 30, 2014, and included solely to illustrate the parties’ intentions regarding the provisions of Section 1.4(a) and this Exhibit D.

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